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FINAL TRANSCRIPT

Conference Call Transcript

BF - Full Year 2005 BASF Earnings Conference Call

Event Date/Time: Feb. 22. 2006 / 9:00AM ET

CORPORATE PARTICIPANTS

 Magdalena Moll

 BASF - SVP, IR

 Dr. Jurgen Hambrecht

 BASF - Chairman of the Board of Executive Directors

 Dr. Kurt Bock

 BASF - CFO

 Dr. Stefan Marcinowski

 BASF - Member of the Executive Board of Directors and Research Executive Director

CONFERENCE CALL PARTICIPANTS

 Christian Faitz

 Dresdner Kleinwort Wasserstein - Analyst

 Themis Themistocleous

 UBS - Analyst

 Andreas Heine

 HVP Group - Analyst

 Andrew Stott

 Credit Suisse First Boston - Analyst

 Sophie Jourdier

 Citigroup - Analyst

 David Phillips

 HSBC Investment Bank - Analyst

 Tim Jones

 Deutsche Bank - Analyst

 Martin Evans

 Cazenove - Analyst

 Phillip Molloy

 Pioneer Investments - Analyst

 PRESENTATION

Magdalena Moll — BASF - SVP, IR

Good afternoon, ladies and gentlemen. On behalf of BASF, I would like to welcome you to our full-year 2005 analyst conference. This is either live or via phone or on the Web.

In 2005, ladies and gentlemen, BASF played once again at the top of the champion’s league, reporting record sales and earnings, as well as a substantial premium above the cost of capital. With me today are Dr. Jurgen Hambrecht, our Chairman of the Board of Executive Directors; Dr. Kurt Bock, our Chief Financial Officer; and Dr. Stefan Marcinowski, Member of the Board of Executive Directors responsible for the chemical segment and Research Executive Director.

To kick off, Dr. Hambrecht will briefly review the objectives we set for 2005 and he will discuss the strategy how BASF will generate value in the future. He will finish his presentation with an outlook for the full year 2006. Subsequently, Dr. Kurt Bock will present in detail BASF’s 2005 financial and operating results. And following their presentation, all gentlemen will be available to take your questions. Dr. Marcinowski will be especially happy to answer all your questions on petrochemicals, inorganics and intermediates, research and development, as well as our planned acquisition of Engelhard.

Let me also remind you that we are webcasting this event and that we have already posted the numbers and the charts which we will discuss this afternoon, as well as the press documents, on our website for your information. We also have a new audio system here in the room, and I wanted to ask you please to switch off your mobiles, as well as your BlackBerrys, because they would hinder the broadcast.

With this, I would like to hand over to Dr. Hambrecht.

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

Thank you, Maggie. Ladies and gentlemen, welcome to this afternoon meeting. Today, I’m happy to present to you the results of the 2005 and to give you a little bit of an overview how we see the future.

Our main financial goal remains to create value across cycles. We promised to deliver, and I think we have delivered. In 2005, we earned a premium of more than EUR2.3 billion above our cost of capital and continue to create value to our shareholders.

2005 was the best year in BASF’s history. Let me briefly look at some performance of BASF, but Kurt will go into this later, so this is very brief.

Sales increased by 14% to a record of EUR42.7 billion, primarily due to our ability to pass through higher prices for our products across all but one business segment. Our EBIT before special items increased, therefore, 17% over the already-strong level of 2004 to a total of more than EUR6.1 billion. A major part of this really comes from sustained efficiency improvement measures we have taken we have reported about.

Net income increased by 50% to EUR3 billion. This translates into earnings per share of EUR5.73, a rise of 57% compared to 2004.

All in all, profitable growth is the headline for 2005. The EBIT development of our core activities is a visible demonstration of BASF’s improved profitability. This is a great accomplishment by the whole BASF team. And I really have to thank all employees of BASF on this earth for this extraordinary performance.

We delivered on our agenda 2005 set out in our annual analyst conference in March of last year. We achieved significant sales and EBIT growth over an already-strong 2004 level. The successful startup of Nanjing is already adding to growth and value. And furthermore, we significantly strengthened our competitiveness in North America, tripling our EBIT to EUR855 million.

We also continued with our portfolio optimization through key acquisitions and divestments of non-core activities. With our cost savings programs, including site benchmarking, we enhanced our efficiency and achieved permanent cost reductions. We spent more than EUR1.4 billion on share buyback and paid EUR900 million in dividends to shareholders in 2005. And we continued with our disciplined approach to capital expenditure, which was again below the level of depreciation.

We are proud of our achievements in 2005, but we are not relying on our past successes. The important question is, therefore, how will BASF generate value in the future?

I want to present to you our four key strategic guidelines how BASF will successfully shape the future and create value for our shareholders going forward. These strategies are portfolio optimization, improving our cost base, customer interaction and innovation for growth.

We will continue to actively manage our portfolio in order to strengthen the Group and drive profitable growth in the future. We have analyzed our 66 strategic business units. Half of the businesses are in areas with high growth rates, and we are certainly focusing on expanding these operations.

Our budget for CapEx into organic growth from 2006 to 2010 for the next five years will amount to EUR9.5 billion. And in addition, we’re looking into portfolio supplements which help to make our entire business more robust toward economic cycles.

Here is our track record of acquisitions in the past three years into businesses that have been designated for expansion. In this period, we acquired businesses with total sales of EUR1.5 billion. For each of these acquisitions, our strict acquisition criteria were adhered to. During the same period, we divested several businesses with total sales of EUR5.3 billion.

Active portfolio management remains, therefore, a top priority for BASF. You will see, therefore, the magnitude of further smaller acquisitions and divestitures helping to further improve our existing portfolio.

However, in managing our balance sheet towards shareholder value creation, we will evaluate acquisitions of supplemental businesses for growth against all other options.

Engelhard is such a supplemental acquisition with an excellent strategic fit for BASF. It is a world leader in that catalyst business with an excellent R&D platform and high growth potential. BASF will leverage its global strength and expertise to generate even greater value across the combined business.

The acquisition of Engelhard will further reduce the earnings cyclicality of BASF Group by adding another unique business cycle to the mix. You all know about the details of our proceedings in this acquisition, which you’ll find in this status report here.

Let me finally make one thing very clear — the Engelhard acquisition has to meet our well-known acquisition criteria in order to contribute to profitable growth. Otherwise, it will not be pursued further.

Another project which eagerly falls into the category of supplemental businesses for growth is the Degussa Construction Chemicals business. The benefits of this acquisition also are clearly visible. We would further integrate into the highly attractive market of construction chemicals. We would combine BASF’s superior broad chemical expertise and capabilities with Degussa’s market-oriented application know-how. We would gain excellent access to industrial customers, as well as end users. We would offer strong benefits from synergies and contribute to reduced cyclicality for BASF.

The acquisition offers on top attractive growth opportunities in Asia and in [NAFTA] and would strengthen the BASF brand to increased exposure to end customers.

After announcing our interest and submitting an offer, Degussa last week decided to enter into negotiations with BASF. The joint aim is to conclude the purchase agreement for the transaction shortly.

The second strategy is to constantly improve our cost base. The successful Ludwigshafen site project will be continued on an individual business unit level. We are also restructuring operations in Antwerp and expect to achieve annual savings of EUR50 million by the end of this year already.

In North America, we have added a further restructuring project, which is expected to achieve annual savings of US$150 million by mid of 2007, not to forget our commercial effectiveness program in North America, which will lead to an addition of 200 million euros — dollar by end of 2007 in EBIT terms.

The third key strategy is to unlock future value in the business through distinct customer interaction models. I don’t want to go into details now — important is that all business units have to decide on a winning go-to-market approach for their business with respect to efficiency, innovation potential and business models in order to drive profitable growth.

One example where this has already been successful for BASF is Elastocool, a polyurethane rigid foam system for the insulation of refrigerators and freezers which is protected by BASF patents. Elastocool is a customized solution which offers higher productivity and improved individual supplies throughout the world, demonstrated by the orange customer value curve shown here. The operational result is we have become world market leaders through Elastocool and expect accumulated sales of EUR1 billion until 2008. And we started to introduce this in 2003.

The fourth key strategy is to focus on market-driven innovations. Innovations are crucial to BASF’s profitable growth. In many cases, they provide the impetus for progress in other industries, where they act as a starting point for innovative end products.

I have presented to you several times our overall approach. Important is here today that in 2006 we will again increase R&D expenditure by 8% to almost EUR1.2 billion. Between 2006 and 2008, we plan to invest approximately EUR800 million in our five growth clusters — nanotechnology, energy management, plant biotech, white biotechnology and raw material changes — as part of our strategy, we innovate for growth.

With all this in mind, our task list for 2006 is very clear. Priority number one is to continue profitable growth. We will also continue to consequently restructure and optimize our operations. The most promising businesses will get the highest allocation of cash flow.

We will further optimize our portfolio by acquiring businesses that are more customer-oriented and innovation-driven. And our objective is to successfully integrate these businesses. And finally, we will innovate for growth.

Now to the outlook, which is the most interesting thing for you today. Our business has continued the positive trend of 2005 into the beginning of 2006. Oil has remained strong. We anticipate industrial production growth of 3.5% worldwide for 2006 based on a robust economy in North America and continued dynamic growth in Asia. We see additional opportunities through an improving investment and consumer climate in Europe.

We have based our business planning in 2006 on the following macroeconomic assumptions — a global economic growth of 3.2% and an increase in global chemical production, excluding pharmaceuticals, of 3%; an average oil price of around US$55 per barrel for Brent, with a downward trend in the second half of the year; and an average exchange rate of US$1.25 per euro.

For 2006, we aim to continue to grow faster than the market. And we plan to follow on from the strong level of income from operations before special items posted in 2005. Remember, first priority is profitable growth and remains profitable growth.

The quarterly pattern of the operational performance in our segments may be different from last year. And you already got some indication via our announcement for the chemicals because of the planned shutdown of certain plants, and we’ll guide you through the year according to this line.

Risks — greatest risks we see in regional trouble spots, growing uncertainty in raw material supply and major changes in exchange rates, not to forget some issues which are still pending in Europe, looking forward into longer-term, however, emission trading and reach.

However, looking into the future, I see much more opportunities for BASF. And I can assure you that we, the entire team of BASF, all employees, are committed to seizing these opportunities. We will do our utmost to even perform better than the last year.

And with this, I will hand over to Kurt Bock to go more into the details of 2005.

Dr. Kurt Bock — BASF - CFO

Good afternoon to everybody. For the next 10 minutes, I will take you back to 2005. And this is necessary also because you will only receive the financial report and the 20F report on March 14. They have been finished, they have been certified by our auditors, and when you go into that level of detail, you will also learn that BASF I think is in pretty good shape. Today, I give you an overview.

From a financial point of view, 2005 was another successful year for BASF. We further improved our operational performance above the very strong level achieved in 2004. At EUR5.3 billion, cash provided by operating activities before external financing of pension obligations was at a record high. Our disciplined approach with regard to both CapEx and working capital continues to pay off.

Our strong cash position also gives us the flexibility to actively shape our portfolio via acquisitions and remain committed to our dividend policy and share buyback program. With improved net working capital and low gearing, our balance sheet remains very solid.

The Board of Executive Directors will recommend to the Supervisory Board to propose an increased dividend of EUR2 after EUR1.7 in 2004. This corresponds to an increase of $0.30, obviously, and will provide you with an attractive dividend yield of about 3%.

Let me now walk you through the components of our sales development in 2005. At EUR42.7 billion, sales were up by 14%. And BASF again grew faster than the market. Volumes rose by 2.5% in 2005, mainly attributable to Chemicals and Oil & Gas. In addition, we were able to push through substantial, and I would like to add, often overdue price increases in almost all parts of our portfolio.

Three out of four quarters showed price increases of more than 10% compared with the corresponding and previous quarters. The appreciation of the U.S. dollar had only a minor impact on the sales development for the full year — it only showed a minor, a little bit bigger impact in the fourth quarter, which is also the case for the Brazilian real.

Sales in the fourth quarter increased by 19% to a record level of EUR11.7 billion. Higher sales were generated mainly by the Chemicals and Oil & Gas segments. We achieved an EBITDA of EUR2.2 billion, leading to an EBITDA margin of 19%. EBIT before special items totaled EUR1.6 billion despite higher raw material costs and the negative impact of the hurricanes in the U.S. The latter materially affected our fourth-quarter results. EBIT was 17% lower. The decrease was mainly due to the divestiture of the printing systems business in Q4 of last year, which had resulted in a gain of more than EUR300 million.

The financial result in Q4 amounted to minus EUR43 million. The comparable figure in 2004 was minus EUR691 million and was mainly due to the write-down of our stake in Basell. We realized a profit before taxes of EUR1.4 billion, an improvement of 31%. Based on a tax rate of 56.8%, BASF’s net income was EUR560 million, up 39%. Earnings per share in the fourth quarter increased to EUR1.1.

And now, we will talk about the sales per region. In 2005, we increased our sales across all regions, with especially strong sales growth coming from Asia, following the startup of plants in Nanjing. In North America, sales increased by 16%. EBIT tripled compared with 2004. Increased volumes and prices, as well as high capacity utilization rates, contributed to this growth.

In Asia, EBIT declined by 18% due to difficult market conditions for intermediates, as well as high and very volatile raw material costs for styrenics. In Europe, sales totaled EUR23.8 billion, and EBIT increased slightly, in particular due to the contribution of Plastics and Oil & Gas.

Sales in the regions South America, Africa and Middle East increased by 11%, while EBIT declined by 6%, mainly caused by lower volumes in our Ag business in Brazil and Argentina.

For the full year 2005, we generated EBITDA of EUR8.2 billion with an EBITDA margin of 19.3%. EBIT before special items increased considerably to EUR6.1 billion, 17% above the level of 2004. The increase was primarily due to higher prices for many of our products. Major contributors were the Oil & Gas and the Plastics segments. In addition, previously introduced restructuring measures continued to pay off, and we realized substantial cost savings. EBIT increased by 12% to EUR5.8 billion.

In 2005, we incurred special items in EBIT of EUR308 million, which is in line with our guidance. Special items incurred from restructuring measures to increase efficiency mainly affected our sites here in Ludwigshafen and in Belgium and Feluy. Other special charges were related to the restructuring programs in fine chemicals and intermediates. These included the closure of the vitamin C plant in Denmark and the Poly THF plant in Japan.

Special gains primarily resulted from the sale of three active ingredients businesses in the Ag products division. The financial result includes EUR222 million of special items related to the gain from the sale of our stake in Brazil. The 2004 financial results contained write-downs from participating interests.

Now let’s look at the financial result in more detail. As just explained, the positive result is largely attributable to the gain from the sale of our participation in Basell. Our interest result was slightly improved at minus EUR170 million, given the lower debt position during the year.

Other financial results declined to minus EUR82 million due to lower capitalization of interest costs for construction projects and lower market values of derivatives. Based on the positive financial result and the better operating result, we realized profit before taxes of EUR5.9 billion, an improvement of 36%.

The tax rate was at about 47%, down from 51% in 2004. This reduction is mainly due to the tax-free gain from the sale of our Basell participation. The high level of taxes is explained by the nondeductible foreign income taxes on oil production, which you all know quite well. They amounted to more than EUR1 billion in 2005, compared with just — just EUR670 million in 2004. Excluding these nondeductible taxes, the tax rate would have been 35%.

BASF’s net income after minorities was EUR3 billion, 50% higher than in the previous year. Minorities increased by 25%, mainly related to the cracker joint venture in Port Arthur. The earnings per share increase for the full year was even stronger due to the reduction in the number of shares.

EPS, earnings per share, was up 57% at EUR5.73. EPS according to U.S. GAAP was EUR5.83, which is just 2% more than the respective IFRS numbers, which indicates once again that this reconciliation to U.S. GAAP is certainly a lot of work, but doesn’t really provide you with any materially different transparency about what BASF is doing.

BASF Group has completely converted to IFRS. The 2004 figures were adjusted accordingly. The effects of the conversion were netted against equity as of the first of January 2004. We informed you about this in the first quarter of last year. Most of these charges were already visible in the Quarterly Reports.

With regard to pension accounting, we are using now the third option, the so-called third option of IAS 19. As a consequence, actuarial gains and losses are charged directly to equity. This accounting change led to a reduction of retained earnings of about EUR900 million. The main reason for actuarial losses was a reduction of applicable interest rates, discount rates for pension obligations denominated in euros by about 1 percentage point. We now use a discount rate of 4.25%.

We also had to update the mortality rates of our employees and pensioners, which have the tendency to live even longer than they already did in the past.

The unaudited IFRS figures for 2004 that were published together with the result of the first quarter and last year have been slightly adjusted. These effects were taken into consideration in the fourth quarter of 2004 and they account for about a double-digit million number — a small impact.

Moreover, we’re now transferring the cost of oil and gas exploration, which we were previously including in research and development expenses, to other operating expenses. This move makes our figures more comparable with those of our peers. R&D expenses for 2004 have been adjusted accordingly.

The notes to the consolidated financial statements, which will be published in our financial report on March 14, provide even more details — for instance, a detailed statement of recognized income and expenses. And you will have to learn something new, because also the financial notes, the notes to the statements, are now even more elaborate and even more difficult to understand. I apologize for this.

I’m now going to talk about the segment performance. In Chemicals, fourth-quarter sales reached a new high of EUR2.2 billion due to strong volumes in petrochemicals and the acquisition of Merck’s Electronic Chemicals business. EBIT before special items was lower than last year due to the effects of the hurricanes in the U.S., as well as higher raw material costs.

In Plastics, sales were slightly up due to positive volumes and currency effects. EBIT before special items declined despite strong earnings growth in polyurethanes. The decrease was mainly due to higher raw material costs in performance polymers, as well as lower sales prices and seasonal shutdowns of individual plants in styrenics.

Performance Products sales grew mainly due to higher prices across all divisions. EBIT before special items, however, was below the level of previous year. The positive earnings trend in coatings was unable to offset the decline in earnings in performance chemicals.

In Agricultural Products division, sales grew slightly due to strong demand for insecticides in South America. EBIT before special items declined as a result of currency effects that increased our costs in North and South America and expenses incurred to develop new market segments.

In Fine Chemicals, sales were up due to good demand for fat-soluble vitamins and aroma chemicals, positive currency effects and the first-time contribution of Orgamol, a Swiss company which we had acquired late last year. EBIT before special items was negatively impacted by price declines, as you know, for lysine and vitamin C, as well as higher raw material prices.

The significantly higher oil price and the increase in oil and gas production led to higher sales and earnings in the exploration and production business of our Oil & Gas business. Higher demand, especially due to cold weather in November and December, improved sales and earnings in the gas trading sector, which caught up quite a bit — was [ahead in earnings] in the first three quarters of last year.

Looking at the full year’s figures, all of our segments outperformed the already strong 2004 results, with the exception of Agricultural Products & Nutrition. In our Chemicals segment, sales reached a record level due to both strong volume and price increases. EBIT before special items increased despite startup costs for the new plants and hurricane-related shutdowns.

Sales in plastics increased mainly due to higher prices. EBIT before special items improved considerably, driven by a strong increase in earnings in polyurethanes and performance products. Only styrenics fell short of last year’s earnings, as higher raw material costs, as mentioned, could not be passed on to the customer after — could only be passed on after considerable delay.

Sales growth in Performance Products more than offset the decline due to the sale of the printing systems business in November 2004. Functional polymers was responsible for the increase in EBIT before special items.

Sales in Ag Products were slightly lower due to dry weather conditions in southern Europe and Brazil. Also, we successfully expanded our business in North America. EBIT before special items was stable and we again achieved a strong EBITDA margin before special items of 27%.

In Fine Chemicals, sales were slightly down as price declines for lysine and vitamin C could not be offset by volume growth. EBIT before special items decreased, impacted by a decline in sales price and higher raw material costs.

In the Oil & Gas segment, we outperformed our already good 2004 results. This was based on the significant rise in crude oil prices, but also triggered by increases in production and the expansion of our natural gas trading business.

The exploration and production business sector achieved a new record high in EBIT before special items. The gas trading sector EBIT before special items declined despite a very strong fourth quarter. The increase of sales prices still lags the actually higher sourcing costs, a mechanism which is well-known to all of you.

Cash provided by operating — now, the cash flow statement — cash provided by operating activities before external financing of pension obligation reached EUR5.3 billion. This represents an increase of 13% over the previous year’s high level. Despite an expansion of the business, we further reduced working capital. For the fourth quarter of 2005, we managed again to reduce days sales outstanding from 54 days to 53 days, and we cut inventories valued from 74 days to 68 days.

Other items mainly reflect the reclassification of the gain from the sale of the stake in Basell, which is included as part of cash flow — cash inflows and cash used in investing activities.

After taking into account the EUR3.7 billion transferred to the CTA, our operating cash flow amount to EUR1.6 billion, which is an accounting figure, actually.

As in the past few years, capital expenditures were again below the level of depreciation. The high operating cash flow combined with our capital discipline resulted in further increase of our free cash flow from EUR2.6 billion to EUR3.3 billion.

We paid EUR2.4 billion to our shareholders in the form of dividends and share buybacks. In 2005, we bought back 26.1 million shares for a total of EUR1.4 billion, or EUR55.1 per share.

Last week, we completed the EUR1.5 million share buyback program which we had announced in April of last year. From the beginning of this year until the middle of February, we have bought back 5.4 million shares for a total of EUR339 million. As a result, we reduced the amount of outstanding shares since 1999 by 27 — 20.7%, not 27%. Not yet.

Furthermore, we have decided to continue with the Company’s share buyback program and plan to buy back shares for a further EUR500 million up to the Company’s annual meeting in 2007. The buyback can start immediately. At the next annual meeting, in May of this year, we’ll ask our shareholders once again to extend the existing authorization for share buybacks.

Finally, our balance sheet, which is kind of dull — total assets increased only slightly, by EUR222 million. The higher working capital due to the increased volume of business and the strong — and also due to the acquisitions and the stronger U.S. dollar were almost offset by the transfer of EUR3.7 billion of liquid funds through the contractional trust arrangement. The equity ratio increased from 46.8%, unfortunately, to 49.1%, and net debt increased to EUR2.9 billion.

As you can see from these financial results, 2005 was another good year, a record year for BASF. As we go into 2006, we want to further strengthen our position in growth markets and our focus on saving new opportunities.

Thank you very much for your attention, and we are now happy to take your questions.

 QUESTION AND ANSWER

Magdalena Moll — BASF - SVP, IR

Ladies and gentlemen, we will now move into the question-and-answer session. I would like to ask you that you please limit, again, your questions to only one, plus a follow-up question so that many participants get a chance to put their question forward.

I have seen Mr. Faitz, and I’ve seen Themis, and I think Mr. Heine. So we start with Mr. Faitz, and Mr. Faitz is table number 24.

Christian Faitz — Dresdner Kleinwort Wasserstein - Analyst

Just a general question. Could you please talk about the start into the current year, maybe division via division, how each division has performed so far and how your oder books look? Thank you.

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

Let me take this one. The year started rather well. And this is going for almost all segments. There was a little bit of weakness in the Ag Chem area, and Kurt can comment on this. But all the rest in principal performed from a demand perspective rather well.

But you already have in your own comments indicated to some of the small issues which always appear over the year, which is a shrinking cracker margin, for example, in Europe in the first quarter because we have these quarterly prices. But this is factored in most of your cases, and it’s also factored in in our expectations going forward. You may remember that the third quarter last year was a terrible quarter with regard to cracker margins as well.

But all in all, looking into chemical activities, going very well. Agro chemicals we have in South America a little bit of an issue. And Kurt may comment on this. Going forward, looking into our gas distribution business, certainly is better compared to last year as winter has been much stronger, especially in Europe. And we have our strategy gas for Europe now developing very nicely in this segment.

But Kurt, could you talk briefly?

Dr. Kurt Bock — BASF - CFO

I hate to talk about the weather, but in this case it’s necessary. In South America, weather conditions are not optimal for harvesting soybeans and other crops. So we expect that in the first quarter of this year, the Ag business probably will remain below last year’s number, which was a very strong quarter. However, for the second quarter, this should then turn around.

In general, we have a very, very cautious approach with regard to the market, also with regard to the credit risk, which we do not want to face, especially in South America. And you are aware, for instance, that now we see current exchange rates, real, dollar, some farmers already experience cash loss. And this leads us to a situation where we have to be very cautious to reduce our exposure.

Magdalena Moll — BASF - SVP, IR

Next question comes from Themis, table number 14.

Themis Themistocleous — UBS - Analyst

Themis Themistocleous, UBS. Just a question on oil and gas. I see your replacement ratio in ‘05 was 55%, continuing on the trend we’ve seen for the last almost probably seven years. Can you update us on what the reserves are doing, oil and gas, please? And do you still think you have a viable business or a successful business, given that you have not been able to replenish your reserves over a long period of time?

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

Kurt?

Dr. Kurt Bock — BASF - CFO

In 2004, we had replenished 90% of what we had produced. In 2005, it looks like we are at 50, 55%, which is certainly not what we are aiming for. But this is basically an effect of an extended or increased production on the one hand and very low investments in exploration and production in the late ‘90s, early 2000 years. This leads to a situation, now, to answer the next question already, where our reserves will be reduced by about one year, which I think is an important notice.

But your question is really about our business model. And we still believe that we have a very viable business model in exploration and production. We are active in areas where we will be able to find additional oil and gas. We have been extending our program. We have been investing much more in exploration and production over the last two or three years. And on top of that, we are in now in discussion, as you know, with Gazprom with regard to the rather large gas fields in Russia, both Achimgas but also Yuzhno-Ruskoye. And Yuzhno-Ruskoye will turn around our reserve picture completely.

Magdalena Moll — BASF - SVP, IR

Next question comes from Andreas Heine at table 15.

Andreas Heine — HVP Group - Analyst

I have a question, but first, what was at the year-end, the overfunding of the CTAs after you have reduced the discount rate? And secondly, the hurricane impact was said to be 120 million in total. 20 million, as far as I know, was in Q3, were the 100 million what you have really experienced in Q4, and how much of that will you get back from insurance companies maybe this year?

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

Let me just take the first one, and Kurt, you take the last one, the hurricane take — I take. Overfunding is up to Kurt.

With regard to hurricane, we have to say it is very difficult to really figure out a very precise number here. You are correct with looking into third quarter, but there will be also impacts still in the first quarter this year, though not the entire figure of 100 million can be allocated to the fourth quarter. If it comes to insurance payments, this is still an issue we are discussing, and we will come back to you on this issue later.

Dr. Kurt Bock — BASF - CFO

The question of overfunding of pension obligations is certainly related to the interest rates which we apply. We have carved out pension reserves of about EUR2.9 billion. And for that, we have reserved cash of EUR3.7 billion. This might lead to the situation where you can talk about an overfunding, but we have been operating here with a rather low return rate for the assets which we — have been investing already. There’s a good chance that we will have a higher return than what we have put into our numbers, but that is another issue.

When you look at our financial report in March, you will find that at the same time, our pension obligation reserves have gone up by more than that difference, which you might calculate from those numbers I provided you with, for the simple reason that the discount rate which we applied for our model for our complete pension obligations in Germany declined from 5.25 to 4.25%. And that basically compensates for this overfunding, which is implied by the difference between 3.7 and 2.9, which I mentioned before. Quite complicated, I have to say.

Magdalena Moll — BASF - SVP, IR

The next question comes from Andrew Stott. And this is table 10.

Andrew Stott — Credit Suisse First Boston - Analyst

A question on volume growth — 2.5% last year, which I guess with the [stocking], etc., is a pretty respectable performance. Your comments on ‘06, though, you are saying that you hope to beat the industry. But clearly, you’ve got a number of outages in particular in the petrochemical area that you have already alluded to. So where are you going to actually beat the industry in 2006? Does the guidance include oil and gas, or is it a reference to ex oil and gas?

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

Andrew, this is a fair question, of course. We have grown also because of oil and gas, very clearly. And you can find this out. Without oil and gas, growth would have been almost 2% — close to 2%. Going forward, very clearly, you know about our investments, when they started up. You know about the investments which will come up for start in this year, which are the isocyanides in Asia-Pacific. And all this together will certainly add up to volumes which we can bring to the market.

On top — and now I’m repeating myself from last year — our capacities are not fully allotted everywhere in the world. There is room for further improvement. And don’t forget productivity gains we will have every year. So all in all, I think we are very confident, and we are very well-positioned on the other side, to really harvest additional volumes with the business models I presented to you. At the end of the day, volume growth certainly is not the first priority. Profitable growth is the first priority.

Magdalena Moll — BASF - SVP, IR

The next question comes from Sophie Jourdier. She is also table number 10.

Sophie Jourdier — Citigroup - Analyst

Sophie Jourdier from Citigroup. Just if I can move it onto pricing, in your outlook statement, there was a comment that it was difficult to pass through prices from this sort of level, given the risk of product substitution. I just wondered whether — I’m presuming that’s sort of across your entire portfolio. I just wonder whether you could talk about which product ranges, if that’s the case, and where perhaps you think there is still potential to pass through further price increases? Thanks.

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

Let me start with a general comment. I think looking at the chemical industry, we are in a phase where we have a much better balance in general with regard to capacity demand at this very moment. Demand is strong, as I said before.

However, yes, we have some businesses where there is overcapacity. One example was mentioned also by Kurt — styrenics, where there is no way to really push through the prices entirely needed from a raw material price increase. That is why we have closed down parts of our plant to bring capacity and demand into better balance.

And there’s also the area where substitution really starts. So if you have, for example, for the packaging, polystyrene, you can substitute by other polymers, like the polyolefins, or — and this is even more important — by paper. And this has already started. It started partly also in the polyurethane area. But here with capacity demand balancing MDI, which is, let me say, not that tight as it had been last year. I think we will see a much better performance going forward than we anticipated before.

On the other hand, in chemicals, you always have a certain opportunity to change from one alcohol to another alcohol. However, I don’t see this in this area in general terms. So, not forget about vitamin C and lysine. With lysine, you always have the alternative to feed soy bushels, as you know, and soy bushels are at a very low price at this very moment. All in all, there is certainly no way to push through prices, which come from the sugar price having gone up very substantially.

Magdalena Moll — BASF - SVP, IR

The next question comes from David Phillips, table number 11.

David Phillips — HSBC Investment Bank - Analyst

Thank you. I am David Phillips with HSBC. Just one question on the oil and gas side. And there’s a sort of perception out there that reserves in Latin America face a certain higher level of country risk in terms of stating reserves in terms of the tax rates you might see in the medium-term future. Can you talk about what’s — your views with the Argentinean gas assets or gas reserves in Latin America and how stable you think those numbers are going forward? Thank you.

Dr. Kurt Bock — BASF - CFO

I think it is a fair statement to saying that Latin America is not a very stable region right now,, and Argentina in particular. However, this holds true for many oil-producing and gas-producing countries in the world. In this respect, to BASF, we have very positive experiences in Argentina. Even during the crisis a few years ago, we were able to produce and to sell at competitive market prices.

There are certain restrictions which are coming from the government, which is not exceptional, which happens in many oil-producing countries, and overall, we feel quite comfortable and we’re expanding our business, actually, in Argentina. And it is quite profitable as well. So nothing particular about Argentina with respect to oil and gas, at least.

Magdalena Moll — BASF - SVP, IR

Now I would like to ask Tim Jones, table 16.

Tim Jones — Deutsche Bank - Analyst

Thanks. It is Tim Jones from Deutsche Bank. It is a question in respect to your R&D spend. You flagged very clearly that you’re going to increase about 8% this year. Perhaps can you tell us how do you actually access whether that is the right level of spend for your business? And maybe secondly, and more importantly, how do you actually actively assess within BASF the level of return that you’re getting from that investment?

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

This is really up to Stefan to talk about R&D.

Dr. Stefan Marcinowski — BASF - Member of the Executive Board of Directors and Research Executive Director

The 8% increase which is projected for this year is part of it due to our increasing our five growth classes, which we have communicated to be green biotechnology, plant biotechnology, white biotechnology, which is energy management, which is nanotechnology and which is the raw material change.

But as well, we’re going to increase our efforts in the Ag chemicals business, so there you will see additional impact on the EBIT of the Ag chemicals business this year because they are going to increase their efforts in the identification for lead structures, as well as for new superior formulation techniques.

You have seen in 2005 an increase in the chemical segment. So this is something which will go along with the projects we are going to launch. And at the same time, if projects have come to a certain end, like the HPPO process for the propylene offside process, that has also created a reduction of spending for that particular project. And this is one of the reasons, for example, why the polymers segment, the plastics segment, had more or less a flat development.

In general, we are running our R&D on a project level and all project levels are linked to the business model we are starting right at the beginning of a project, and then we run the project along with an NPB estimate. And this is then also reflected on let’s say a half-year, quarterly review whether we are still on track or not.

In general, this is a state-of-the-art management of an innovation portfolio which goes very well along with also our joint approach, having the business unit view and also technology view on all the projects.

Magdalena Moll — BASF - SVP, IR

The next question comes from Themis again, table number 14.

Themis Themistocleous — UBS - Analyst

Thank you. Themis Themistocleous, UBS. Just a question on cash flow. If I look at working capital, there was a 250 million inflow from working capital. But there was working capital — trade working capital outflow of close to 1.6 billion, which implies other working capital, there was some inflow of 1.8 billion or so. I was just wondering whether you can give us some details, what was in other working capital? Where did the cash come in from?

Dr. Kurt Bock — BASF - CFO

Do you really want to have that level of detail?

Themis Themistocleous — UBS - Analyst

It’s a lot of money.

Dr. Kurt Bock — BASF - CFO

First of all, first, we are not satisfied with where we are in this regard to working capital, which it has improved. I think it’s a major step forward. It’s still an ongoing effort within BASF group to further consolidate our working capital.

When you look at the balance sheet figures, you cannot come up with this working capital, net working capital reduction, because that is intended with currency effects and there’s acquisition effects. On the cash flow statement, this is a net position without currency and without acquisition effects. And there, we show this improvement. Does that help?

Themis Themistocleous — UBS - Analyst

You have reiterated about acquisitions and currency. What happened to trade working capital?

Dr. Kurt Bock — BASF - CFO

You mean what is the currency effect?

Themis Themistocleous — UBS - Analyst

Yes.

Dr. Kurt Bock — BASF - CFO

The currency effect was probably a negative one for working capital in total.

Magdalena Moll — BASF - SVP, IR

Next question for Mr. Koehler, table 3.

Ronald Koehler — Main First Bank AG - Analyst

One question regarding Nanjing. Could you please update us about current capacity utilization? And in your speech, actually, speech you mentioned it is contributing to growth and value. So clearly, the question is a bit — what do you mean with value contribution? And obviously, last year, you gave a guidance of some startup costs, and if you just could give us here the effect in 2005.

And the second question is actually regarding to the agro chemicals. You described your investing in new market segments. Could you a little bit elaborate how much you invest and actually in which market segments you are targeting here?

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

Okay, let me takes the first one with Nanjing. Capacity utilization is, let me say, very, very high. However, I think we already announced to you that even in the first quarter of 2006, we will have a short closedown of the syngas plant and the oxo-alcohol plant, which certainly will have an impact on capacity utilization.

Going back to last year, we have a positive EBIT effect out of Nanjing, which certainly is not on the cost of capital side contributing at this very moment. But we also had looked into what we can do in the last year looking into the tax situation in China. As we have a startup here we would not have — wanted not to have to pay taxes at all.

So, all in all, I would say Nanjing is now going back to what we talked about last year, just a year ago here in this room, has been a big success. And we are really proud of it. Kurt?

Dr. Kurt Bock — BASF - CFO

We certainly want to strengthen further on in our I think very successful areas of insecticides and fungicides. We also spend more money on green biotech, which is not accounted for under the Ag business, as you know — a special item in our other numbers to the "Other" segment.

I don’t want to go into too much detail here with the new 20F report. You will also see an updated revision of our projects under development, peak sales, etc. There are some changes from the figures we have provided last year, and these are all positive changes overall.

Magdalena Moll — BASF - SVP, IR

The next question comes from Martin Evans, and this is table number four.

Martin Evans — Cazenove - Analyst

Martin Evans from Cazenove. Just on the Engelhard deal, I appreciate obviously you are in an offer situation, but if I can just pick up Jurgen’s comments earlier about that it must meet your acquisition criteria to contribute to growth or it, quote, won’t be pursued, maybe could you just remind me what that acquisition criteria is in general? Because obviously, from that I’m taking a hint that you don’t want to be seen at some point to have overpaid if that scenario were to arise. And so what are your main criteria when looking at an acquisition like that?

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

We talked about this I think last time when we met in Bordeaux. But I would like to ask Kurt to go back into this again.

Dr. Kurt Bock — BASF - CFO

First criteria, strategic fit — I think that is self-explaining. Second one, the deal has to be accretive, at least in year three, which we still don’t believe is a goal too challenging. And most importantly, we apply our cost of capital in discounting the future cash flows, which we have to estimate — that is always a big, I think, task, to provide a picture of the future of that planned acquisition.

And then we come up with a number, which we do not reveal, which only indicates to us whether a deal is sensible or not sensible. And once again, we think that the $37 which we have offered is a very attractive one to Engelhard shareholders.

Magdalena Moll — BASF - SVP, IR

Next question comes from Phillip Molloy, and this is table 18.

Phillip Molloy — Pioneer Investments - Analyst

Malloy from Pioneer Investments. I would just like to ask you about the performance in the Fine Chemicals business, which not for the first time stands out as a bit of a disappointment, I guess. Where exactly does that fit in with the strategic business — the positioning of the strategic business units that you highlighted at the beginning of your speech?

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

Let’s split — there’s two pieces, Performance Chemicals and Fine Chemicals, as I understood your question. Is this correct?

Phillip Molloy — Pioneer Investments - Analyst

No, it relates purely to the Fine Chemicals business.

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

Purely to the Fine Chemicals? Kurt, would you?

Dr. Kurt Bock — BASF - CFO

As you know, Fine Chemicals is a mixed bag of activities. There are some very attractive segments included, for instance, from our point of view, pharma pre-products, from our point of view, cosmetic products, very successful, where we have invested quite a bit. We have acquired the Orgamol company in Switzerland recently.

The two weak spots we have is lysine, which is really a commodity. It is demand- and supply-driven, and we have here also a raw material issue because the price of sugar has gone up quite dramatically over the last few months. The second issue we face is vitamin C. In vitamin C, we have taken action which is already visible to you by shutting down production in Denmark and also rearranging our European production network. And there are other measures under investigation also shortly before execution.

Overall, once again, we think that Fine Chemicals is a very attractive area for BASF and can yield considerable returns, as it did only a few years ago, when Fine Chemicals earned its cost of capital. And we have initiated a major restructuring program, which we think will lead to improvement in 2006. So you should expect that the earnings in Fine Chemicals will improve in 2006, and not just a little bit.

Magdalena Moll — BASF - SVP, IR

Next question comes from Mr. ..., table number 4.

Unidentified Audience Member

One question according the Wingas stakeholder. So is there already a solution about that, which percentage point that you will take, and if there are also then earnings and balance sheet impact? And the second question is the adjusted tax rate, 34%, is that also true for the forecast 2006 onward?

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

It seems to me that you are the main speaker this afternoon.

Dr. Kurt Bock — BASF - CFO

I’m happy to share. The tax rate — this depends on Mr. Steinbrueck, to a certain extent — the German Finance Minister, as you know. We don’t really expect that too much will happen in that area in favor of BASF. So the 34% can be applied to 2006 earnings as well.

The first question was about Wingas. Wingas is our partner. There’s a good understanding that the share of Gazprom can go up, up to 50% minus one share. That will still lead to a situation where if you have to fully consolidate Wingas, as a consequence, you will then see additional third-party earnings, both in equity and earnings, as I think is —

Unidentified Audience Member

[inaudible — microphone inaccessible] will already be fixed to the end of the year?

Dr. Kurt Bock — BASF - CFO

This is a — it is a larger transaction because it is all related also with our other projects which we are facing, the NEPG pipelines in the Baltic Sea and also the Yuzhno-Russkoye gasfield, which we are discussing right now with Gazprom. So it is all interlinked.

Magdalena Moll — BASF - SVP, IR

There was a follow-up question from Mr. Faitz, table number 24.

Christian Faitz — Dresdner Kleinwort Wasserstein - Analyst

Christian Faitz from Dresdner. Just quickly on Engelhard, can you update us on how many percent of Engelhard shares have been tendered in the meantime — an update from the, I think, February 6 update? Thank you.

Dr. Stefan Marcinowski — BASF - Member of the Executive Board of Directors and Research Executive Director

There is nothing new about that.

Christian Faitz — Dresdner Kleinwort Wasserstein - Analyst

It is 0.04% so far?

Dr. Stefan Marcinowski — BASF - Member of the Executive Board of Directors and Research Executive Director

Exactly. Would you sell at that moment?

Christian Faitz — Dresdner Kleinwort Wasserstein - Analyst

Sure.

Or maybe as a follow-up to that follow-up, how much would you be willing to pay for Engelhard, if I can challenge you on that?

Dr. Stefan Marcinowski — BASF - Member of the Executive Board of Directors and Research Executive Director

I think this is not the moment to talk about any price level. I really have — we have given a very compelling and fair offer to the shareholder, and that is what we are waiting now for the response. You know that we have received Monday night a confidentiality agreement. We are now doing all our analysis on that. We will evaluate that, and if we are through, we will communicate what is going to be the next step.

Christian Faitz — Dresdner Kleinwort Wasserstein - Analyst

And I’m sorry, if I can just — a third follow-up question. The communication of your analysis, how long does that take? Are you talking about days or weeks?

Dr. Stefan Marcinowski — BASF - Member of the Executive Board of Directors and Research Executive Director

There will be no timeline at that moment from our side.

Magdalena Moll — BASF - SVP, IR

Next question comes from Mr. Heine, table number 15.

Andreas Heine — HVP Group - Analyst

I would like to know how important the styrenics are for the Verbund concept — so is it possible to have no styrenics and still have a good Verbund concept? Or is it necessary?

And secondly, on the raw material prices, how big was the increase in raw material prices you had to pay in the year 2005 compared to the year 2004?

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

I will figure out the styrenics piece, and Kurt will answer the question on raw materials. Very clearly in the past, we have carved out quite a lot of businesses which have been integrated into our Verbund system. This usually takes a little bit of time. By the end of the day, we could do all what we want to do. This is very clear.

However, also on the styrenics side, one has to look into innovation potentials. And here, we think we have a very interesting pipeline. We’re looking into it. We’re introducing into the market at this very moment products which change also from the entire manufacturing process scenario.

All in all, styrenics is a critical business, yes. And you are heading, um finger-pointing to it. We have talked about this in the past year in this circle very often. We will take the necessary steps in order to improve the overall performance. Kurt?

Dr. Kurt Bock — BASF - CFO

Talking about raw material costs, and I do not include nor here oil and gas or the gas which we trade. You can take a 2 billion-plus number as a price effect which is not really that easy to differentiate, because our currency effects, our volume effects, but the 2 billion-plus I think is a pretty reliable number.

Besides raw materials, there’s also energy costs, which is not exactly a major issue for us because we run our own major power plants, as you know. But we foresee in 2006 that energy costs around the globe will rise further. That certainly gives us — some of our customers some headaches, as well. So we’re not just talking about higher raw material costs. It’s really also energy costs, which will become a major burden for many customers.

Magdalena Moll — BASF - SVP, IR

You have another follow-up question from Andrew Stott, table number 10.

Andrew Stott — Credit Suisse First Boston - Analyst

Thanks, and Credit Suisse again. Performance products — the comment you make on the outlook is a reasonably sanguine one. You are saying you expect to grow earnings. And yet, if you look at the patent through the year, you saw a fairly significant decline in margin. Second-half margin was about 300 basis points lower than the first half. And I know there’s seasonality, but I’m just wondering where the optimism comes from? So in other words, where are you going to see the improvement in performance products in 2006? Thanks.

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

Andrew, it is a correct description. Going back to last year, I think we have seen two different halves in the respective businesses. Coatings had a difficult start, but regained in the second half, whereas in Performance Chemicals, it was just a little bit the opposite.

And the key question is what is going to happen with raw materials here in this area? From our perspective, raw materials will still increase to a certain extent. But we believe, looking into what we offer to the market, that we can follow up on this. In Performance Chemicals, we will do better in coatings. And we will more or less keep the business, especially when it comes to earnings, in the area of functional polymers, where we see a little bit more capacity coming in the acrylic acid value chain. And this is all known to you. We have talked about this before.

Magdalena Moll — BASF - SVP, IR

Any further questions? Okay, Tim, 16.

Tim Jones — Deutsche Bank - Analyst

Tim Jones at Deutsche Bank again. It’s just a question staying on this outlook theme. For your agro chemical business, you’re talking about higher sales and flat earnings, which implies obviously margins down year on year. Is that simply because of what’s happening in LatAm at the start, that you are being conservative? Or what is the driver of the increase of the cost base there?

Dr. Kurt Bock — BASF - CFO

I think we are conservative. I think we have a very good franchise in Ag. And once again, the return in 2005 for us was very, very handsome. There are seasonal factors and there are weather influences, which we cannot influence ourselves.

And as we have said before, it really makes a lot of sense to talk about Ag in more detail after the major seasons have been completed, which is at our half-year conference and in August of this year. Otherwise, you know, you jump from one day to the other — even the difference between first quarter and second quarter depends to a certain extent of the date of Easter this year — whether you will have a long weekend or not in Europe, whether you sell more in late March or more in early April. These things influence quarterly sales and earnings in Ag.

Tim Jones — Deutsche Bank - Analyst

And just the outlook comment — you specifically refer to normalized conditions. So I just wondered, in a normalized market, there must be a cost pressure there to make you predict flat margins down year on year. I don’t know whether there’s anything there, but you are saying it’s just [interrupted]

Dr. Kurt Bock — BASF - CFO

Our goal is still the 27 plus EBITDA in sales, which we think is achievable under normal market conditions.

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

Don’t forget that we are going to increase also our R&D expenditures. So it’s really going forward into the long-term future. We will certainly grow our pipeline, innovation pipeline, which is very, very healthy and which we have talked about in Bordeaux last time — constantly improving, by the way. And secondly, what we are doing is we’re still looking into our product portfolio, looking into sales products, which are expiring, and from an intellectual property point of view.

Magdalena Moll — BASF - SVP, IR

So next question from Sophie Jourdier, table number 10.

Sophie Jourdier — Citigroup - Analyst

Just to follow up on the oil and gas, you mentioned in your statement that you’re looking for production growth this year of oil in E&P. Just wondered whether you could tell us where that production growth is coming from? I’m presuming we are not talking about Russia yet. And what sort of level of production growth? Thanks.

Dr. Kurt Bock — BASF - CFO

It is certainly too early for Russia; that is 2008 and later on. We’re looking at all regions and we’re talking a 1-digit increase.

Sophie Jourdier — Citigroup - Analyst

Right and quite catch where the production growth is coming from?

Dr. Kurt Bock — BASF - CFO

I prefer to have the highest growth in whatever makes the most money, which is not too close to Europe, in that respect.

Magdalena Moll — BASF - SVP, IR

Next question came from Mr. Koehler, table number 3, and then Mr. Faitz.

Ronald Koehler — Main First - Analyst

Yes, a question regarding to your polyurethane business and to your expansion plans in China. Firstly on the one, you said the market MDI is not as tight as it was before. Obviously, we have seen a lot of capacity already coming onstream in 2005, and you are putting another big chunk in 2006. How do you actually see the capacity utilization rate developing? And do you see that this could be a threat for your margin? Or will you create some margin pressure, in your view here?

In addition, I would like to get a little more flavor about the MDI and TDI demand development. So actually, could you give us some idea how the market growth in demand was in 2005? And there is new legislation in China which could use — could trigger more usage of MDI. What do you think is the outlook for demand growth, 2006 or 2007, for that product, if I may?

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

This is rather complicated, but anyhow, let me say, entirely the isocyanates or polyurethane business is certainly a business outperforming growth in the chemical industry by far. So you will see growth rates in the neighborhood of 5 or even beyond — 5% or even beyond, always assuming that we have the manufacturing industry growth rates of 3.5%. If there are deviations, you will see this as well.

Looking into the China activities, which will come onstream in 2006, yes, there is a little bit of a capacity demand balance issue. However, as growth rates are significant, and we see this at this moment, TDI, and MDI, by the way, we do not foresee major, major deterioration here in the overall performance of MDI products.

The key issue here for BASF, however, is the second piece. And these are the polyurethane systems, for which we are selling quite a substantial amount of our business. And you may have read that we have opened up additional system houses around the world, which certainly will help to fill this capacity up. By the way, you know that part of this new capacity is also absorbed by competitors who wanted to have a certain amount of products.

Magdalena Moll — BASF - SVP, IR

We will go back to Mr. Faitz.

Christian Faitz — Dresdner Kleinwort Wasserstein - Analyst

Just quickly on Ag Chem again, do you have a new runoff of frontrunners in your marketing efforts for soybean rust last year? Do you have an assumption for the soybean rust market in the U.S. this year in 2006? And maybe could you share with us your soybean rust-related fungicide sales in Brazil in the past season?

And then second of all, do you have the split-up of your fungicide, herbicide and insecticide sales last year, or we only see there’s some other trend you have?

Dr. Kurt Bock — BASF - CFO

I think you have to wait for the 20F. There has to be some expectation to be created, so you will really read the 20F when it’s just published. And with regard to soybean, my crystal ball is not good enough to predict the weather conditions in North American and South America.

What we saw in North America was certainly a hype which was created partly also by observers of the industry about the potential of soybean rust in North America, which did not materialize later on. And as you know, we were always a little bit cautious, and that goes back to what I said before — I think it is very worthwhile to stay conservative in that business and to be then surprise on the upside and not on the downside.

Magdalena Moll — BASF - SVP, IR

So are there any final questions? Okay, this is not the case. Then ladies and gentlemen, this brings me to the end of our conference. I would like to thank all of you for joining us and also for your lively discussions.

Should you have any further questions, then please don’t hesitate to contact the IR team and we will be happy to help you. We will also — I would like to note this — report our first-quarter results on Thursday, May 4, 2006. This is also the day of our Annual General Meeting. So thank you very much and goodbye.

Dr. Jurgen Hambrecht — BASF - Chairman of the Board of Executive Directors

Wait just one second — you have this soccer ball in front of you. I am wondering whether later tonight we can have a betting process who will become the world champion? But anyhow, whatever happens in the football, in the soccer, without BASF, you will not make it either because plentiful of chemicals will have to be used either on your soccer shoes, or in the ball, or in the trikot you may have.

And I think this is really an interesting topic to look into. We are offering a lot of innovation even in this field, especially if you look at the soccer shoes, where we are working very closely together with Adidas and other people. You only can shoot a goal with the shoes, not without. And as always, BASF with you. So let’s wait and see what we can do tonight on this one.

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Exhibit 99 (a)(18)

FINAL TRANSCRIPT

Conference Call Transcript BF - Full Year 2005 BASF Earnings Conference Call Event Date/Time: Feb. 22. 2006 / 4:30 AM EST

1

FINAL TRANSCRIPT

Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

CORPORATE PARTICIPANTS

 Dr. Jurgen Hambrecht

 BASF - Chairman of the Board of Executive Directors

Dr. Kurt Bock

BASF — CFO

Dr. Stefan Marcinowski

 BASF - Member of the Executive Board of Directors and Research Executive Director

Dr. Felix Gress

BASF — SVP Corporate Communication

PRESENTATION

Dr. Felix Gress - BASF — SVP Corporate Communication

Good morning ladies and gentlemen, welcome all. We’re very happy that you’re here with us at our balance sheet press conference.  100 journalists from ten countries are assembled right here at Ludwigshafen and for the first time we also have colleagues from Russia, Romania and Hungary with us, and I would like to greet you in particular.  Before we start, a few technical remarks about the channels for translation: the German original sound is on Channel 1, simultaneous translation in English on Channel 2.  Now this conference will be completely translated simultaneously, so there will be no consecutive translations via loudspeakers.  If you want to hear the translated version, please use the headphones in front of you, and as always you can raise your hand if you have a question later on and then I’ll call you after the talks.  And we want to stop the question/answer period at 12 o’clock.  Since we’re using new technology, I’d like to ask you to really switch off your mobile phones and the same thing goes for these little things here: Blackberrys, handheld pocket Blackerrys, Hewlett-Packards, you name it.  Please switch them off completely because they would interfere with the simultaneous translation system.

Now Dr. Jürgen Hambrecht will speak to you, Chairman of the Board, Dr. Kurt Bock member of the Board and CFO, and Dr. Marcinowski, member of the Board and Spokesman of Research.  And today he is celebrating his birthday—congratulations!

Now the following dates: In addition to the birthday of Dr. Marcinowski’s, the BASF annual meeting and report on the first quarter—this will take place on the 4th of May 2006 and the half-year press conference on the 2nd of August and the autumn press conference on November 2nd, and there’s another very important event that will take place in our country and I’d like to point this out in particular, on the 9th of June there will be the final run of the World Cup of the Soccer World Cup.  We don’t know who will be the world champion, but we know some winners, and amongst them are BASF products, which really make football fun.

And one example of where BASF products are used was seen yesterday.  This was the Olympic ride of the ladies bobsled and they really achieved their speed with the BASF paints—water based paints—and BASF really made an invisible contribution to a very visible success.  However with BASF products we do not just think of the athletes, we also think of the onlookers.  Because with the World Soccer Cup, there may be lengthening and if you have to sit in the stadium you will like this cushion made of Neopor®.  You can also use it as a cup holder if you want to and this is called Fritz Your Seat—Fritz dein Sitz in German—and it’s very useful even during a lengthy press conference, so if you sit or rely, rather, on BASF, you are in a good position.  And we have a BASF World Football Championship package for you that should short the time before it all starts and you can get these things outside in the lobby, and the seat also, if you will.

Now I’d like to give the floor to the head of team, Jurgen Hambrecht, who actually loves the performance of his team right now.

Dr. Jurgen Hambrecht  — BASF - Chairman of the Board of Executive Directors

Yes, good morning ladies and gentlemen.  BASF, the chemical company, posted the best results in its history in 2005. We are, of course, quite proud of this achievement, because this success in the environment that we have today, record raw material prices and well, let’s say, a bit meager economic success in Europe. And this is why it wasn’t easy to achieve this result. By our own efforts and custom-tailored acquisitions we are again growing more quickly than the market. In sales, we have exceeded the 40 billion mark with regard to sales and income from operations

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

before special items. Climbed by more than 17% over 6.1 million. And that brings me back to what Mr. Gress already said, the BASF team works all around the globe concentratedly and with great commitment in order to increase our business to be more custom oriented and more robust with regard to the cyclical movement of the company.

Our results speak for themselves and therefore I would really like to take this opportunity to thank the entire BASF team for its outstanding achievements.  Now our figures for 2005 reflect, in euro and cent, how we are vigorously implementing a long-term strategy for profitable growth worldwide. Now, let me give you some most recent examples very briefly and succinctly. First we are investing in growth markets in Asia, our new Verbund site in Nanjing, which we plan to expand, successfully started operations in 2005. And second with our partner Gazprom, we are investing in the security of gas and energy supplies to Europe and this is why we are intensifying the cooperation along the entire value adding chain that is starting with production of gas in Siberia, its transport with regard to north European pipeline through to its marketing in Europe.

Second point, we are making our portfolio more resistant to the cyclical fluctuation from the market by adding businesses that are even more customer oriented and also driven by innovation and growth.  An example of that from the past years are the acquisition of Merck’s global electronic chemicals and the Swiss fine chemicals company [Olga Moll] and also the planned acquisition of Engelhard corporations in the United States, which would make us one of the leading producers of catalysts. And also the planned purchase of Degussa’s construction chemicals, which would ideally complement our performance products business.

All our acquisitions are subject to strict financial discipline. If they do not contribute to profitable growth, they will not be pursued any further.

Thirdly, we are sharpening our customer focus. Worldwide we want to be even more efficient in marketing our products and services. One concrete example in the United States would be in 2007 with our commercial effectiveness program, we want to increase our income from operations by 200 million dollars and we are of course increasing our capacities in Asia where we will use the capacities to produce just in time and be better able to supply our customers.

Fourthly we are expanding our research, Verbund innovations that are driven by customer needs and technical progress are essential for profitable growth and this is why we are further expanding our research and development activities. In 2005, we increased R&D expenditures by already 8% and in 2006 we will repeat that and raise our spending by a further 9% to 1.15 billion and we therefore plan to create approximately 180 additional researching positions. The five growth classes were already presented to you, the energy management, nanotechnology, white biotechnology, plant technology and the raw material change.  Until 2008, we are planning to invest around 800 million euros in order to open up new business areas.  Now we could decrease our sales by 14 percent to 42.7 billion, we not only grew further than the market we are grew profitably. EBIT before special items climbed 17% to 6.1 billion and we increased the premium earned on our cost of capital to just under 2.4 billion euro. The capital markets also I think have a favorable view of our achievements because shares increased in value by 26.2% in 2005 and developed better than the Europe’s stock 50.  We are, therefore, recommending to the supervisory board to propose to the annual meeting an increased dividend of 2 euros per share that’s 30 cent euros more than 2004.

Also to employees, that is very much to my heart, are contributing to our success not only the budget for 2005 for the bonuses for non-exempt employees BASF employees to a total of 102 million euros.  This contribution and participation can be used to buy plus shares of BASF, and this is how we continue a tradition that was started in the 1950s that is directly participating our employees.

Now the segments of our regions, I will no speak about individual segments, because you have this in your documentation. And this is why I would like to speak about the regions right away. Where we have a two-digit rate, in Europe plus eleven percent, North America plus seventeen percent, and the Asia pacific plus twenty-three percent.

So the result is particularly outstanding for the NAFTA region.  Here we have the EBIT tripled compared with the previous year. We achieved our target of reducing fixed costs by 250 million ahead of schedule and we are continuing with our programs to increase efficiency. Consistently, until the middle of 2007, we would like to add to the 250, 150 million US dollars and save them.  Now in Europe EBIT improvement is mainly due to the growing business in oil and gas and our plastics operations, but also our cost saving programs.  I would like to remind you of the Ludwigshafen project, which could save 84 million.

In Asia, EBIT declined by 18% compared with 2004, this was mailny due to the difficult market environment for intermediates as well as high material costs for styrenics. These were the main reasons for it.  Earnings were also negatively impacted by special items for example for the planned closure of the THF and poly-THF plants in Yokkaichi in Japan.

Now let me give the floor to Kurt Bock who will explain further details of our financial statement.

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

 Dr. Kurt Bock  — BASF - CFO

Well, good morning ladies and gentlemen. I would like to start my explanantion of BASF Group’s but allow me a few key aspects and then I’ll go into further detail. In the past year that’s number one we successed in stabilizing our margins at the high levels already seen in 2004 despite the subdued economic environment in Europe and substantially higher raw material costs.  Cash provided by operating activities before civil financing of pension obligations was again high at 5.3 billlion euros—very high—even after taking into account capital expenditures of 1.95 billion, we generated a free cash flow of 3.3 billion euros, that offers us plenty of scope also for acquisitions.

BASF Group’s total assets remain virutally unchanged. The higher working capital due to growth of our business and the stronger U.S. dollar was more or less compensated for by the transfer of 3.7 billion euros of liquid funds into a contractual trust arrangement.

Number four, our shareholders are directly participating in the succesful development of 2005 through the continuation of our share buyback program and the proposed increase in the per share dividend by 30 euro cents to two euros.  I would also like to announce that we have successfully implementd section 404 of the Sarbnaes-Oxley Act one year ahead of the deadline set by the SEC and this has also been approved by the accountants.

Now to the details, I would like to start by mentioning the fact that as of January 1, 2005 we have begun reporting our results according to international financial reporting standards.  In 2005, the rules for IFRS first time users are thus relevant. The previous figures were thus audited accordingly.  The unaudited IFRS figures for 2004 that were published together with the results for the first quarter of 2005 have been slightly adjusted.  Now these effects were taken into consideration in the fourth quarter of 2004, and you will find the key aspects in the manuscripts. I would like to mention a few things. The accounting of pensions of BASF was performed in accordance with IS 19 where actuarial gains and losses are netted out immediately against retained earnings to the period in which they occur and do not flow through the income statement. This holds true as of November 2005. Then expenses in the oil and gas segment related to exploration for oil and gas deposits and to dry holes are recorded as other operating expenses rather than ressearch expenses. This starts in 2005.

Now I’d like to talk about the results of BASF as a group, and we can see that sales and income from operations developed very positively in all four quarters in 2005.  We were able to increase sales by 5.2 billion euros to 42.7 billion euros in challenging market conditions. Income for operations before special items increased by 17% to 6.1 billion.  After deducting taxes on minority interests we posted a net income of 3 billion euros. This represents an increase of 50% in comparison to the previous year.

Apart from a sustained satisfactory increase in sales volume [7.5%], this positive development is due primarily to higher prices in nearly all areas of our portfolio.  Currency effects, once again, played an important role in the fourth quarter, but had only a minor impact on the sales for the full year.  Income from operations was 5.83 billion euros in 2005 and EBIT was 308 million euros less than before special items.  Of this amount, 295 million euros were incurred for restructuring  and measures related to increase efficiency at the production site at Ludwigshafen in Germany, as well as the partial closure of the fellow east site in Belgium. Other special charges were related to the restructuring program for the fine chemicals and intermediates divisions.  For example, we are closing a Vitamin C plant in Denmark and plans for THF and Poly-THF in Yokkaichi, Japan and these are intermediates for spandex fibers.

The financial result was 96 million euros, an improvement of 942 million euros. This reflects, among other things, the gains from the sale of our 50% stake in Bassell, which closed in the third quarter of  2005.  In contrast, write-downs on participating interests were necessary in 2004.  Income before taxes on minority interests was 5.9 billion euros and net income was 3 billion euros.  Both values, before and after taxes, show, once again, significant increases in comparison with the previous year.

The tax rate, as you know, at BASF this figure that remains a difficult one to interpret, this was 46.5% compared with 50.9% in 2004.  This was due, above all, to the tax-free gain from the sale of our stake in Bassell. The relatively high overall tax level is due to taxes on all production that are not compatible with the German corporate income taxes. And these taxes were in excess 1 billion euros in 2005 compared with about 17 billion euros in 2004.

Now the balance sheet—BASF’s total assets grew slightly by 220 million euros to about 35.7 billion euros. The increase to working capital due to higher sales and currency effects were offset by the transfer of 3.7 billion euros and liquid funds into a contractual trust arrangement.  Net debt rose from 1 billion euros to 2.85 billion due to the continuation of the share buyback program and the transfer of assets to finance pensions externally.  The equity ratio rose to 49.1% from 46.8% as the result of higher earnings and despite the buyback of further shares.  Now I’ll talk about cash flow.  Cash provided for operating activities was 5.25 billion euros.  The increase of 13% is due, above all, to higher earnings.  According to IFRS, the 3.7 billion euros in assets transfer to the CTA must be deducted from the above amount.  This one time impact on the cash flow must also be seen as annual relief of about 200 million euros in subsequent years because the asset in the external trust will cover the pension payments, and payments will not be made by BASF directly.

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

We were able to further reduce net current assets despite the increase in business volume.  This underlines our ongoing efforts to optimize our working capital.  The number of days of sales outstanding in the fourth quarter of 53 compared to 54 of the same quarter of last year was a one day improvement and we were able to reduce the number of days of inventory valid to 68 in the fourth quarter of 2005 from 74 in the same quarter of 2004.

Miscellaneous items, primarily we’ve led the reclassification for the sale of our stake in Bassell, which is included as part of our cash inflows and cash used in investing to reduce.  As in the past years, additions to tangible and intangible assets were below the level of depreciation amortization. The net effect of acquisition divestitures in 2005 was a cash flow mainly due to sale of our 50% stake in Bassell.  Dividend payments to shareholders of BASF totalled 904 million euros, which, while shareholders are fully and proportionately consolidated, the company received 78 million euros. Finally, we have returned well, .435 or 1,435 million euros to our shareholders in the form of share buybacks. In 2005 we bought back a total of 26.06 million shares at an average price of 55.05 euros.  As a result, we have produced a number of outstanding shares by 19.8% almost 20% that is, since starting the share buyback program in 1999.

In 2006, this year, we have continued with 1.5 billion euro share buyback program that we announced in April 2005.  Between the start of this year and mid February, we bought back just under 5.4 million shares for 339 million euros, therefore, we have almost completed this program as planned.  We will request further authorization to repurchase additional shares at the annual meeting in May, Mr. Hambrecht has mentioned this, and we expect in 2005 we’ll also buyback another bunch of shares for 5 billion euros and we’ll begin that program immediately.  Other key ratios, the earnings per share, which were strong in 2004, once again rose significantly from 3.65 euros to 5.73 euros.  The earnings per share, according to US GAAP, were 5.83 euros. The announcements were listed in [Zurich]. We also have to do a reconcilliation.  And the convergence of the two results, according to the different accounting standards, reflects our efforts to take US GAAP into account as soon as possible with in the framework of IFRS accounting and valuation options. We expect that there will be a ruling exempt of this reconcilliation soon, and we believe it means a lot of effort and work and it doesn’t really have any justification.

Now, the return on assets rose from 17.7% to 30.2% in 2004. This is good news for our employees since their performance related bonuses are largely depend on whether we earn a suitable return on the capital we employ.  Now, we increased EBIT, after cost of capital that is our key performance indicator, by 370 million euros to 2.35 billion euros.  As in the previous year, we have therefore achieved our goal of earning a premium on our cost of capital and we have created value for our shareholders.

Now finally, let me take a look at the performance of BASF’s shares.  Our shares, once again, performed very well in 2005 increasing by 26.5%. That’s very good.  They outpeformed the Dow Jones [inaudible] Stock 50 index, which rose by 24.3%. The DAX rose by 27.1%. It was slightly higher, but that included a number of companies that had pent up demand for increases.

Investment in BASF shares [inaudible] around the world hold a long-term perspective. Shareholders invested 1,000 euros in BASF shares in the end of 1995 who reinvested the dividends would have increased the value of their holding to 5,343 euros by the end of 2005.  Now this increase of over 400% was in response to an annual return of 18%.  Now this is significantly higher than the corresponding returns for the Eurostocks 50 of 11% and of the DAX 9%. So much for the past. As you can well see the foundations of our future are very solid. Mr. Hambrecht will now give you further details.

Dr. Jurgen Hambrecht  — BASF - Chairman of the Board of Executive Directors

Well, what you are most interested in, of course, is the outlook, and that is probably true for most of you.  We think that the further development for BASF is positive. We have two positive and strong years behind us, and all signs point to a good year in 2006 for BASF.

We see particular challenges in assessing the impact of regional trouble spots, in particular in the Middle East. While any escalation could further increase the volatility of raw material prices, particularly for crude oil, and possibly also lead to a downturn in the economy.

Now, ensuring our long-term competitiveness continues to have the highest priority for us. We will therefore proceed with our efficiency enhancing measures and restructuring programs consistently, and that’s we what we have in our own hands where we can influence the development.  We have based our business planning for 2006 on the following assumptions.  Now firstly, global economic growth of 3.2 percent and increasing global chemical production, excluding pharmaceutical, of 3% worldwide. An average oil price of around 55 dollars per barrel for brown crude in 2006 with downward trend for the second half of the year and an average eurodollar exchange rate of 1.25 dollars per euro.

Now with a continuously positive situation our business has continued to develop successfully since the beginning of 2006, nevertheless plant turnaround and maintenance work for key world scale plants as part of the process for regulatory and routine inspections will reduce earnings in our chemical segment by approximately 100 million euro.  So for all segment it is true that the pattern can’t be repeated that we had in 2005. We have to be a little bit flexible because of this maintenance work, but we are still very confident for the year 2006. We aim to continue to grow

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

faster than the market, follow on the strong income from operations before special items posted in 2005. And again, especially, earn a premium on our cost of capital.

Ladies and gentlemen, in 2006 the world will be focusing its attention on Germany to a greater degree. And there are good reasons for that, not only here but also in other countries and how the governing coalition in Berlin is making on its promised path of reforms for more education, more innovation, more growth and more investment.  Everybody wants to see this. The conditions for increasing the speed of reform seem rather good. The economic gloom over Europe appears to be lifting, and there are greater opportunities for stronger domestic demand in Germany. It is therefore, all the more important that the pace of reform remains high in order for Germany to be able to make the necessary progress.

The eyes will also be Germany this year because we are hosting the soccer world cup. This was already mentioned by Dr. Gress. You have it all of this in your documentation. I just wanted to point out a few points. We are the land of ideas. There are enormous sculptures symbolizing German inventiveness that will soon be on display in Berlin.  Here Neopor and BASF coatings again play an important role, for example with the soccer shoes that are being already being presented just now.   All of the other products are in your documentation.  Without chemistry nothing works in soccer either and this is the message that I would like to give you along your path.

Who is going to be world champion? Well, I have a preference.  If a chemical champion?  Well, I have an even clearer preference. And I can only tell you that the entire BASF team will do all in its force to be at least as successful as last year.  And that gives the floor to you and we look forward to your questions and hope that we can answer them all.

 QUESTION AND ANSWER

Dr. Felix Gress:  Well thank you very much. I think there are already a number of questions here on my list. Lets start with Mr. Tan, Mr. Rote and Mr. Struber and the next one Mr. Tuckie and Mr. Hoffman. Table 14, please. Mr. Tan?

Mr. Tan: Well I’ve got a question with regard to fine chemicals. In Denmark of the plant of vitamin C plant was closed down and the joint venture with maximum (inaudible) was also dissolved. Can you say that vitamin C in Europe will not be a market for you any longer than that vitamin C will be only produced on the Asian market in the future?

Second question. There are some analysts in the chemical world who already foresee the end of the chemical cycle. They have been doing so for a longer time already. How high is the cyclical risk for BASF this year and next year and will the price increase leeway that we have seen so far continue or due to the increase in offers in the Middle East and Asia there will be difficulties?

And then another question, can you please say what the profit financing the past year was and how much it will be for this year and a small question for Agro Chemical. There were problems in Brazil. Although the situation is not so good in Brazil just now. What was your outlook for this year? Was that just little bent in your business or will that be a long-term development?

Dr. Jurgen Hambrecht:  All right. So I think we’re going to divide the questions. I’ll talk about the cycle and the price in China, and Kurt Bock will then answer fine chemicals and Agro chemistry.

Now the chemical cycle, for years there have been speculations on that and not long ago I told you that the ethylene cycle and that’s really what you’re talking about is not representative for BASF but is more the cycle of the producing industry. So that’s the first answer here, but if we go concretely into this cycle, I have to say that we don’t see the peak of the cycle just now this year. We are not beyond this peak either but we think that this development will go on for at least 2006, maybe also 2007.

Now price increase leeway that was your second, or third, or fourth question. I don’t quite remember. So they are everywhere demand and offer in good balance and that’s the case in the chemical industry just now but high volatility in raw materials sometimes have a negative influence and this is why we don’t have the same development every year, but in some — in summarizing you can say, with exceptions, we have exceptions when it comes to styrenics, that’s nothing new to you. Vitamin C is another point for this example. They are really low but we have a reasonable situation in this segment. Prices are at the upper end of the development and there are substitutions for some concrete measures. For example, with packaging plastic is replaced by paper, for example and so on and so forth. So, but energy costs of course are very much on the increase.

China, we are not separating results with regard to individual countries or companies and this is why I can’t tell you anything in detail here, but Nanjing works very well and on the EBIT basis it made a positive contribution. Now Mr. Bock.

Dr. Kurt Bock:  Yes, Mr. Tan you asked for Agro. 2005 was very successful for our Agro chemicals. You’re quite right. There were in the fourth quarter and the first quarter of 2005 there was this drought in Brazil and this is why the yields were not so high any longer and that will mean for the first quarter the sales figure will be slightly below the ones of the previous year and that will be certainly returning to the increase in the

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

second quarter. We are quite optimistic for this business. We have to go away from the cycles. You have to go away from the weather of course that are an influence, but that shouldn’t influence us so much.

The second question was for fine chemicals especially vitamin C. Well, we closed the plant in Denmark. The process is still going on. Vitamin C is a chemical like many others. It is in competition. It has over-capacities and that of course leads to a situation in which the price situation is very unsatisfying and that also explains the unsatisfying situation for fine chemicals as such, but you can’t say that such a chemical shouldn’t be produced in Europe any longer. That would be a misinterpretation.

Okay, let’s come to Mr. Holt, table 1 from the front (inaudible-highly accented) items.

Mr. Holt: Mr. Hambrecht, your result prognosis is a little reserved. Look at the economic cycle this year or also next year and think of the result of the previous year and you want to continue with that. That means that you want to hold this level. Why can’t the results go in the same direction? Can you tell me why?

Then, Engelhard there are further interested parties just now on the market. Do you know of your competitors and what’s your further strategy? When will be the point in time where you say okay, lets look for something else, and what’s the alternative to Engelhard?

Dr. Jurgen Hambrecht: Why Mr. Holt, lets take the — I will take the first question. Stefan Marcinowski will talk about Engelhard. Now, last year we already started discussing that there was rather reserved slow development. Well, from your point of view it is a little slow but I think we are quite ambitious here. If we say we want to continue with the conditions of the previous year because we have many framework conditions that could be totally different. We have seen it last year and it’s the same situation this year. So its six weeks into the year 2006 just now and until the target line 2006 a lot can happen, and to now give a clear statement that we will increase our resolve this — thus and give you figures and all that that wouldn’t be trustworthy, but we can’t do that. But we can say one thing, we will do anything in our force to have the growth higher than the industrial average. I think we can plan for that, but we can’t plan for the rest. Now if I said this so I can only tell you we are ambitious. We are very ambitious and we were ambitious last year and we will be ambitious this year.

So now let Stefan Marcinowski for the second question.

Dr. Stefan Marcinowski: Now Engelhard, we don’t know about any other competitors on the market. I think we are the ones — we are not the ones to give you a final answer on this business. You have to ask Engelhard there. There is a confidentiality agreement on the 20th of February — we got that on the 20th of February this year and we are just now looking at this and then we will be react, but there’s nothing just now which goes further than the process that we initiated and we can’t discuss on that any longer.

Dr. Jurgen Hambrecht: Now, I could complement on that and you asked how or what will happen after that. Well, I can tell you that BASF of course is on its way to further optimize its portfolio always under the headline strengthening and complementing maybe I could say but — and that means that we’re already looking at other alternatives you know—construction chemicals, Degussa—we have others in our pipeline of our development that can be small, medium or large scale and we will talk about that at the given time.

Dr. Felix Gress:  Well thank you very much. Before we continue, I’d like to ask you to really switch off your blackberrys otherwise the translation is not going to be heard, you’ll make life a lot easier for your other colleagues and now I’d like to continue with Mr. Stroebel. This is table number 2.

Mr. Stroebel: Well the oil and gas business last year was much — very successful. How much did this area contribute to your profits — to your earnings? And second question (inaudible-highly accented) as part of the Verbund of BASF would play a greater role before the background of that debate in the EU to secure a supply of oil and gas and will there be acquisitions in that area?

Dr. Jurgen Hambrecht: Now this question will be answered by Kurt Bock.

Dr. Kurt Bock: I mean the oil and gas was 24 billion. You have to relate that to 5.8 billion. However, both oil and gas we have a high tax rate especially in North Africa and when you discount that then one third — from one third of the after tax result of BASF comes from oil and gas.

Dr. Jurgen Hambrecht: Next question. Oh, the second part of your question related to the role played by Wintersol in the total Verbund structure. It will place a major role gas for Europe very clear is our strategy and our strategic goal will continue along those lines and because of that we have partnered up with the gas perm and we are well positioned and we will expand the partnership from upstream to gas distribution including transport and storage, and we believe that we have a very favorable constellation there in a very good position for us to allow that business to keep growing and we’ll start with (inaudible), table 4.

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

Unidentified Audience Member: Mr. Hambrecht, you have — you mentioned the better consumer demand in Germany and the figures of 2005 bear our that the domestic business really increased — demand increased while we look at sales by customers we find a big plus of 35% that’s stronger than other regions so what lies behind? Is this like an early indicator of economic or domestic business upswing or is there some kind of special development underway?

Then I have a question about the most efficient chemical location of the world at Ludwigshafen at the end of 2007 the — you want to stop the layouts of the your production at Ludwigshafen and how will you go about do that because the productivity increased will continue now — are you planning for projects which would have a positive bearing on employment in the free Ludwigshafen? Are you planning on such a thing?

Dr. Jurgen Hambrecht: Well, Mr. (inaudible) must see that the gas price went up. That’s one of the key reasons and whether this may lead to the conclusion that things are looking much better in Germany I wouldn’t say so because I believe that the mood is positive — because its becoming ever more positive and I assume that this will have an impact on greater consumer demand. However, we should really take good care of this little plant. We should support it and nurture it. There is some justified optimism. I believe growth will be much higher in Europe this year. We’re talking about 1.82% compared to — I mean Asia of course is much higher figures, North America also has much higher figures for that matter, but you know when we look at between .8 and slightly over 1% it’s almost twice as high. I mean this increase here has nothing to do with that. I mean this is really due to the gas business or at least the effects from the gas business.

Secondly about the Ludwigshafen site. We have the — a signed agreement that will continue until 2010 and that means that until then 2007, 2008, you know this will be postponed a little bit because the business runs better, so it will take a little longer. We’ll have like 32,000 employees in this is the result of the necessary productivity increase. We have to say that very clearly. I mean after all we are expanding research and development slightly — research and development of course are very strongly focused at BASF on Ludwigshafen and because of this the Ludwigshafen happen a cycle increase the number of research working. That’s one effect of this whole restructuring program but as far as the sum total is concerned we need to increase — we need to accompany productivity gains. We’re doing everything to achieve this in research — introduction — in the improvement of our processes. The side project is almost — is complete but now we’ll have to continue along these same lines in our day-to-day business.

Now thanks to Mr. Haufman, Mr. Votovitz, Mr. Dering, and Mr. Smallcap. We’ll start with Haufman at table 3.

Mr. Haufman: Mr. Hambecht, I’d like to encourage you to make a more optimistic forecast or slightly more aggressive forecast if you want to become the chemicals champion this year then you’ll have to beat your competitor down in the United States, and yesterday we post a forecast from them, they said they will increase profits further in 2007 too. They made very positive statements. So how come that you are so modest in your statements or so cautious? Maybe there are especially things that you’re thinking of maybe due to the acquisitions that you’re planning for? And also I think it’s interesting that the fourth part in your chemicals divisions you had decline in results compared to other results who posted for the increases. What were the reasons for that?

Dr. Jurgen Hambrecht: Well, Mr. Haufman, I’m not going to make any additional statements or going to tell you why. Just remember what happened last year. I think we are the ones who are very reasonable with our forecast. I’m not saying that Dow is not acting in a reasonable way. I mean they have their reasons why they would decide that way. We actually achieved what we set out to achieve what we promised to achieve, and I’m not going to promise more than we can achieve.

I told you we are ambitious and we’re going to remain the chemical company. I mean that’s for sure and because of this and scared of making such statements we will provide you the very best results in our respective divisions and that is our benchmark and because of this I believe that what we are saying is reasonable and the future will bear that out and throughout the year we gave you some guidance. We told you very clearly what we expected and also with view toward the fourth quarter, and Stefan Marcinowski will address that question later, and in this way we are very responsible in our statements.

Dr. Stefan Marcinowski: Well, first of all Mr. Haufman, the image of the pick shop for fourth quarter in chemicals is a mixed bag you know told you about Exxon. They actually downgraded their expectations and it really depends on the portfolio. Depends on the raw material situation like in — the hurricane that affected North America and that really hit the companies very hard and then we also recognize that in the United States that ethane is seen as an alternative to NAFTA for ethylene production, because that’s become cheaper for many years, so many quarters. NAFTA was favored by the crackers as raw material and to the detriment of ethane and this has to turnaround now, and now this leads to some differentiation — or customer differentiation. The Dow has different reporting than BASF and Mr. Hambrecht has said that our correlation of the chemicals business doesn’t correlate highly with the ethylene, so we’re not exposed to that very much.

And as far as our results for the fourth quarter of concerned I think — taking into account the affects that I mentioned I believe we have another very good quarter and I don’t think the fourth quarter was an indicator in any way that the party is over. That would be the wrong conclusion. We believe that we will see that, from one party to another, there may be variations. I mean the first quarter in Europe of course is a quarter where the quarterly prices were contracted out for — ethylene. Those prices went down and the expectations — that was different expectations in December

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

and the oil prices and natural prices went up and this goes to show that NAFTA polyolefin manufacturing in Europe we’ll see a margin squeeze. We’ve always seen these things and of course every year like last year — in fact part of 2005 was not a great quarter for petro chemicals because those variations. Now in the United States of course its a different there. The responses to the raw materials prices are more direct. Alm is one of it. So total five.

Unidentified Audience Member: I have a question about the pension provisions. I’d like to know whether you’re just interest rate like other companies and by how much? And the externalization into a city program, what effect would that have on the total return on capital? Will it have another effect this year or is that process over? Was it complete in 2005? There were one million charges because of the closing of launched plans. Are there more restructuring costs to come in the course of this year and then the Sarbanes-Oxley act. You said that you completed the requirements. I thought the requirements already that expect you, but what were the costs of the process?

Dr. Jurgen Hambrecht: Well yes. Kurt Bock will answer most of these questions and some of them maybe myself.

Dr. Kurt Bock: Well if you look into the balance sheet you can see that the increase is because we have the 5.2 to 4.25 quickly reduce and this is the consensus that could be accepted in the industry. That of course is calculated deadline calculation can be totally different in 2006, and this is why I think its right to see this in your equity capital and in the result. But the result effect if you look at it this way was really negligible this year. I think it was a two-digit million figure. It is correct. The balance was shortened because we had this pension asset. These 3.7 billion that were outsourced are taken out and that’s of course influencing the entire figure. And took it into account our bonus program that are based on these bases — on these yardsticks that have to have an affect on all the employees and workers, including all those who are sitting in this room, and on the panel, and of course will be continued in the year 2006.

You also asked for stocks internal controlling poll was in service of Sarbanes-Oxley. That was a huge effort and we concluded it as planned. We wanted to be ready with it a year earlier and we did that. The external costs are mounting to 30 million. That of course is quite a bit of money and we would have loved to save that, but it’s not possible in such a process because of the time pressure. If you want to do such a program you have to do it right, and the panel of work is also there gaining experience at certain points and this is why the time pressure is very high, but we are very satisfied with the results. Our financial results until 2004 were also very trustworthy before we did this program and it was high quality and we go out to specialize items, and special effects. Mr. Hambrecht will answer.

Dr. Jurgen Hambrecht:  Mrs. [Vadorditz], special items — from today’s point of view we can’t go into detail there. You know that every year we have to restructure. We work in different business segments on this and probably in the second quarter we will be able to give you further details. The amount lies between 200 and 250 million, and I think that’s the basis again.

Dr. Felix Gress: So its a short cross over to Mr. Derring and you have another question? Table 5 that is. We don’t have a microphone here? Well 2% is the answer, 2% points for both years, okay. Mr. Derring gets the ball. Table 5 again three questions.

Mr. Derring: Three questions. Mr. Hambrecht, you talk or mentioned the shareholders how well they can contribute and what your employees will get and your workers will get and your workforce. Now my question is what is your contribution or your share in the success? Can you give us any figures there and will you tell us how much every member of the board will get or will the general assembly on that subject on how much you take share of the financial success?

Second question. You said that the basis for your profitable growth as you called it you gave us your own efforts you have in force and then custom tailored acquisitions. Did I get the right impression when I think that in the future there will be a shifting to the custom tailored acquisitions so that you will concentrate more on the external business than the internal business? If I got the wrong impression here maybe you can tell us how the intangible assets will be situated and in which segments you will mostly invest?

And another question, a third question. We are talking with Endesa your corporation party with E.on in the gas market but you’re also a competitor. Such an acquisition, will that have any positive or negative consequences for BASF?

Dr. Jurgen Hambrecht: Well I was waiting for the last question of course. It had to come at some point. Now Mr. Bock mentioned it before. Both the boards and managers and all workforce of BASF will take a share on the eventual results at the end of the year and this goes also for the CTA on the pension obligations. This will be deducted of course, and this will lead to an increase of course of our shares and maybe I can give you a figure. There is something around 14.3 million that will increase to 15.3 million. So 14.0 and 15.3 for all the members of the board. Not for us. Not for me. I mean that’s a shock. No, no for everybody.

And that brings me to the subject of individualization. I can tell you as of today that we double it for a long time but we fulfill what you’re expecting of us. That contradicts my personal conviction and also that of the board, but we can’t fight against everybody if we’re not successful and this is why we will give you an individual statement at the time given.

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

Now your second question was on our inherent force against custom-tailored acquisitions. It’s not as you said. Every year we will spend around 2 billion euros or around about 5% with regard to our sales figures. That will be slightly below the deductions, which are around 5.6%. We are concentrating basically on those who are capital-intensive segments like chemicals, plastics, finishing products, and also oil and gas.

And oil and gas, of course, is essential because of our corporation with Gazprom, talking about the gas pipeline in the Baltic Sea, but also investment in exploration and production, Achem gas joint-venture, and in the future with [inaudible].

Now, concentrating on the region in Europe, oil and gas, that’s dominant here and apart from that of course we’re concentrating on Asia and afterwards North America.

In our corporation with E.on, actually I can’t tell you anything about that. It’s just the beginning of a takeover and now let’s wait and see what will come of it. That’s one point, and the second point maybe is that in our corporation we have another focus. Our corporation focus is Gazprom and here E.on comes in the form of, I don’t know, 24.5% in the North European gas pipeline and above that we are competitors on the market, certainly, and you know our strategy. I said gas for Europe, of course there is head-on competition which is not the bad and the worst thing.

Stefan, yes?

Dr. Stefan Marcinowski: Just to compliment on that, the eternal growth of course is very important to us, too, and that is shown in the two figures that were given by Mr. Hambrecht. our R&D expenditures could be increased by 8% and that’s a clear signal showing you that we’re dealing with the subject of growth and we always say we innovate for growth and that’s what these 800 million euros that we planned for. The growth clusters for the five growth structures and that shows very clearly that these are activities that are done within the BASF that you know, planned by technology cannot be done in one year only, but we have to do long-term planning here, long-term R&D.

Dr. Felix Gress: Right. That was it, really. Let’s continue with Mr. [Smallcot] [inaudible] and Nigel Davis. Let’s start with Mr. [Smallcot] from the Financial Times Germany. Table 45.

Unidentified Audience Member: Yes, Mr. Hambrecht, a few questions on Engelhard. Your own catalyst production sales which of course points in the direction of inorganics, how high is that? Now, on the acquisition and takeover itself, your investment bank and your colleagues from the legal department, they have contact with the Engelhard Company, what signals do you get there? How many of the shareholders are prepared to sell their shares?

You also said that you do acquisitions when they pay off, so what’s the highest threshold for you or at what point will the Engelhard takeover not make sense any longer? At what price? Let’s put it this way.

And the last question, yesterday Engelhard announced that there is a precondition for the inside of the internals. I think this is [inaudible] operation, but if I am to interpret that correctly, this also goes for the nominations for the general assembly. Now, would you do without the nominations for candidates for the general assembly if that’s the condition to look into their books?

Dr. Jurgen Hambrecht: Well most of the questions will be answered by Stefan Marcinowski, but one thing I have to say, Mr. [Smallcot], of course we will not open a marketplace for speculations on Engelhard. This is not our interest at all. Our interest is quite clear, we want to acquire and purchase Engelhard at a price which generates profitable growth for us and insures profitable growth. If that’s not possible then we won’t do it. It’s quite clear and I pointed that out very clearly before. Therefore, we actually can’t speculate on some points. I mean you can speculate, but we won’t participate in this discussionand then Stefan will answer the other points you asked.

Dr. Stefan Marcinowski: Mr. [Smallcot] you’re right on catalysts. Business [inaudible] and organics is business but we do not provide detailed information. To a large part this is a business for the captive use of the catalysts at BASF, but there’s also a third party external market and three years ago you may remember, we bought the Walker chemicals business and catalysts are a key competence which we can add special knowledge to our future and current processes.

And there’s the new HPPO process probably in propylene oxide and upside. This is the key to achieve what we really play to achieve and that’s a catalyst that we developed in-house at BASF and we also make that. Signal from the investors, now you know that the investors structure even at Engelhard has changed very much because of the sales that happened there. We don’t have any direct signals except what you know from the tender offer and the investors of course are keen to know what kind of guidance the Engelhard management will provide. So because of this it doesn’t really make any sense if we set where we would reach the maximum payment. We offered $37 per share, and we believe that’s a fair offer that really accounts for the interest of the shareholders. And we also said that if we gained information that would make us at a dollar more then we would do so, that is the state of affairs right now.

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

To this extent what I just said about the confidentiality agreement that the conditions connected to that, you know there’s a stance to the agreement. I mean these things are being looked at right now and in due time we will make a statement on that. And that due time has not arrived yet.

Mr. [Smallcot] the ball is still in your field.

Unidentified Audience Member: Just a follow-up question. If you insist on the nomination during the one year, wouldn’t you insist on the nomination during the annual meeting?

Dr. Stefan Marcinowski: Well I just told you that we are looking into this. It’s a whole package, it doesn’t make sense to take anything out of the package. I mean, we’re looking at the paper that I have sent first and we will look at that.

Dr. Felix Gress: Now we’ll go to [inaudible] to table three, Great Britain. If you want to listen to the German station use your headphones, otherwise you’ll just listen to the English shown.

Unidentified Audience Member: On this plan increase in R&D, there have been quite a lot of studies, particularly one recently by Booz Allen showing that increases in R&D expenditures don’t end up in increased sales revenues, profitability, or market capitalization. I just wanted to know how you intend to buck that trend and also could you explain what the connection is between switching the exploration expenditure in oil and gas and research to operations? What impact that has on your total R&D budget; does it mean that last year it would have gone down so this 8% is in fact an increase on a decrease, so to speak?

Dr. Jurgen Hambrecht: Stefan Marcinowski will handle this.

Dr. Stefan Marcinowski: First of all, the topic of exploration expenses has been taken out of the R&D costs because it’s not really what you think of what R&D costs are all about. And also, there’s always been a certain, or these costs have been subject to volatility because you may end up with a dry hole, after all, in spite of all your efforts.

Now dry holes will be defined as research costs and should you find something that is operating expenses, but you’ll find that exploration costs that we saw in 2005 were below of those — that accounted for research costs are below those of the year 2004. So if in the future we will post research costs in the way we’re doing it right now then we’ll have a clear and transparent way of showing you what we’re doing.

And as far as the study by Booz Allen is concerned, I mean there are lots of Booz Allen studies or studies in general once you spend money you don’t know if you will end up with research results at the end. But if BASF had not done any research the last few years then we would not have any of the great products, we wouldn’t have any high-performance polyurethanes or other plastics that we have so it really is important what comes out at the end so this is a topic we’re dealing with and we want to get a maximum output from our research efforts.

Dr. Felix Gress: And I have two questions from [inaudible] chemical matters table four.

Unidentified Audience Member: Dr. Hambrecht, you said that orders remain strong and Dr. Marcinowski has said that the past year is not over, but could you give us a little bit more substances by segments of the orders in hands the first six weeks of this year, particularly in light of the earnings weakness that was so evident in the fourth quarter of last year?

Second question is, you said this head-on competition, that’s not a bad thing in the context of the European energy market. Unfortunately with consolidation, there are many people, many consumers and Brussels who doesn’t think the energy market in Europe is competitive. I’m asking you what you’d like to see Brussels do to make the European energy market more competitive?

My third question is, we’ve heard a lot of hype, but very little action regarding the potential of India. Could you tell us what your thoughts are on that particular market? And in the absence of Natasha who’s now shopping in Dubai, could I ask you to clarify your plans for petrochemical production in Russia?

And my final question is, with so much M&A activity included last year and more on the cards this year, could you say what you think the role of private equity and private companies are in this sector and whether or not you think they are a benign or not a benign influence on the chemicals sector?

Thank you.

Dr. Jurgen Hambrecht: Thank you, well send the answers to the question of Natasha, we’ll send Natasha the answers in writing. I need to talk in German.

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

Okay. Kurt Bock will answer the last question and I’ll try and answer the first questions. Now luckily, Natasha is here with us. We miss her a little bit, of course.

Now, as to the question of demand in individual segments in the first quarter, I’d like to give you a very generalized answer. We see strong demand. We don’t see any weakening of the signals of the first semester are very good. There is no further demand or very reality where our case is beyond that and in general I think we can say that the business cycle for the producing industry is at least as good as in 2005 from what we can see right now and I believe this is very good news.

Now head on competition and the energy market and what should Europe do? Now first of all, energy policy is still a national policy in Europe. The 7th or 8th of March there will be a total energy policy in front of a green paper by [inaudible] and we’ll see what kind of recommendations are contained in that paper.

And as [inaudible] is concerned, we’re talking about the cartel law here, yes in Europe. Not all of the markets are equally accessible, that’s the fact that we as BASF and as Wintersol, we have been the ones, and we still are the ones, who started competition in Germany and in other places. And we know how that game is played, we know how it’s done.

We are not a business with municipal utilities, we work in a cross-regional way and we are not going to invest in municipal utilities. We are a supplier across regions in the natural gas business.

India is really catching across. Growth rates in India have increased over the last few years. They always kind of notched up a little bit over the last few years, so also in the chemical industry there is high growth and not at the same level as that of China. The main need in China is that of infrastructure.

The question is whether the infrastructure of all of the Indian federal states can keep up with the growth. That was the question, whether India can make is a different question. But I think India is a place to watch.

We are well-positioned in India. We are present in India and we will also organically grow our activities in India. And now I suggest that Kurt Bock will say something about the merger acquisitions and the private equity issue.

Dr. Kurt Bock: Now private equity has played a very important role in the chemical industry.  33% of the acquisitions and divestures have to do with private equity. We have sold something to private equity, very successfully, Bassell they would like to sell to us. That’s not very easy because they of course want to have high yields and about 20%. That’s where they start negotiating and sometimes they just pay too much for what they have and they’re also competitors, of course.

You saw that the last few weeks in the case of Degussa, you were able to witness that in the media. But as to the importance of private equity, it has positive role to play. It leads to capital discipline. I mean if we want to have a good yield in a sustainable way, private equity is a benign influence and of course this industry has led to new [inaudible] banks and consultants and lawyers. And they make a good living, private equity firms.

The worst that could happen to those guys is that a boring industrial company like BASF would actually dare to buy something because that would collapse — that would make a special collapse that is fantastical. First by our IPO re-finance, re-capitalization; I mean you really have to look at the details of what is going on in that industry, but basically I believe the influence is a benign influence for the chemical sector.

Dr. Jürgen Hambrecht: I didn’t want to avoid the subject of Russia, it’s just that I considered what to say. Of course we don’t have any changes yet. Petrochemicals in Russia, we’re not active there just now. It’s just as I said before. We will be closed to the market with system houses, with activity there, and we’re also busy with EPS. So that’s polystyrene foams. But big investment into a large petrochemical complex is not on our agenda.

Dr. Felix Gress: So let’s go on with Nigel Davis then we have [Alex Stott] and then we have [Katherine DuPlais] and [Susanna Operina]. Let’s see how far we can get. Let’s start with Nigel Davis, Chemical Insight, table 32.

Mr. Davis: Dr. Hambrecht, you’re very positive on volumes for the first quarter, but what about prices. I mean in the fourth quarter of last year you particularly seemed to have trouble passing on prices or certainly higher costs in higher prices in your downstream segments and you’re tied to the production industries. You’re talking about downstream businesses, not necessarily about the upstream businesses which your prices seem to go up quite strongly there.

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

And also I wanted to ask about your restructuring plans for North America. You’ve been asked today a significant further tranche of cost savings in North America. What exactly does that involve? Does that involve further closures or current closures or does it involve job reductions? Perhaps you can tell us a bit about that.

And also in your styrenics business you did a lot of work last year on styrenics. You still seem to be having some difficulties with styrenics. What are your plans for 2006 in that sector, segment? What do you plan to do in terms of restructuring there?

And also, you closed your styrene plant in Ludwigshafen in the fourth quarter for a while. Is that back up and running now? Thank you.

Dr. Jurgen Hambrecht: Four questions for Nigel. Firstly for the price development, downstream and upstream. Stefan Marcinowski already said that in some segments it is rather difficult to balance the increased raw material price and give them to the market. That’s not because of demand, it’s just that some prices can be settled only per quarter if the oil price is totally different from what happens in the actual quarter that’s happening. And there are situations where we are not satisfied with the price development and where we can’t keep up with the margins, but in the sum, and that’s especially for the products that are settled per quarter, and that’s only for Europe actually, Asia and North America are not settled per quarter.

Now, in some you can say that offer and demand and the situation there is influencing and they’re just quite different in the different product lines. You mentioned styrenics, I will talk about that later on, but also Vitamin C, other product lines where there are overcapacities on the market. But generally you can say that offer and demand is much better in balance just now and so we expect that 2006 will be a good year.

And that brings me to styrenics, now the styrenics plant is not yet switched on and that’s done on purpose because on the market there are overcapacities just now and we want to first stabilize the market with this measure and we will continue with our efforts in the styrenics business furthermore to that what we already did and will have consistent business models on the market. And with regard to restructuring in Northern America, we will continue with that and it will lead to some production sides to be closed or at least plants will be closed and we will do what’s the best for our business and which will bring us back to an even more profitable growth.

America’s BASF Corporation has had a very good year 2005, our team is committing itself very much to achieving, in Northern America, what we have achieved in Europe and I’m quite positive about that.

Dr. Felix Gress: And that brings me to Alex Scott, Chemical Week Table 1.

Mr. Scott: Hi I’m here representing Chemical Week in place of Natasha. Okay, I have a question about the fine chemicals business. Are you sure loss of your 58 million in fine chemicals in 2005, can you detail any restructuring activities and profit expectations you have for this business? And given how the pharmaceuticals sector is at the moment do you think it might be time to divest this part of the business?

Dr. Kurt Bock: While divestiture is not on the agenda definitely, we just acquired [Olga Mohl] in Switzerland that specializes in pre product for pharmaceuticals and that’s very successful here, of course the result for 2005 is unsatisfactory, we discussed that before we initiated restructuring measures here we discussed on closing down the vitamin site in Denmark, we talked about the restructuring program in the German production in northern Germany and we take it that with the measures taken we will be able to bring the business back to high yield level but we always have to keep at the back of our mind that[luzene] is very important and vitamin C and the remaining business is very big and positive.

And with regard to yield expectation, we take it that we can earn our capital costs here, that was possible 2 or 3 years ago and we are quite optimistic here.

And the divestiture of the pharma contract manufacturing or pharmaceutical tiles is not in question and this is why we bought [Olga Mohl] in Switzerland, it’s quite a clear sign actually.

Dr. Felix Gress: But that brings us to Romania, [Katerine Cealon], [Penuncia] and that’s table number 20.

Unidentified Audience Member: Are you interested in the making acquisition in Romania, for instance a chemical plant because on the oil and gas branch you already have a strong position with the Wintersol and the second question is what are your plans for 2006 in the Eastern Europe and particular in Romania. Thank you.

Dr. Jurgen Hambrecht: Well just now we do not intend to acquire anything in the chemical industry for Romania. In eastern Europe, and that’s the second part of your question, we will be come more active that will also be visible in the market and we planned a lot with regard to growth in Eastern Europe and that will be accompanied by production complexes in central Europe because this is geographically situated more beneficially, but also investment are small, investment is useful here. Let’s talk about system houses, coating mixture, state sites and in the larger markets there.

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

And let me stress that again, for Romania, just now we don’t have any activities planned.

Dr. Felix Gress: Next is [Susanna Barina] Russian Gazette, Table 10.

Ms. Barina: Okay, Mr. Hambrecht, if you allowed me I continue the Russian theme. First question is the company (inaudible — heavy accent) robbed on Russian market long time. Would you have been in about modern condition of Russian business market. And the second question is gas pipeline is really important project. Our readers is very interested in this project or maybe more information in the trials for Russian readers. Which priorities of BASF Company. What can you say about ecological side of this creation? Thank you.

Dr. Jurgen Hambrecht: Now, the first question refers the — to the business process in Russia. I can clearly see that for more than 15 years we are closely aligned with the — we’ve been closely allied with Gazprom throughout these years this partnership actually kept its promises. There have never been any complaints at all and we never kind of lost out in terms of gas supplies or anything. We can say that this was an extremely or absolutely reliable partnership and its precisely because of this, because of the clear strategy of BSF, to work intensively with few partners, because of this we will continue and further strengthen the partnership with Gazprom.

Second topic, the pipeline through the Baltic Sea, this is important for the supply of central Europe and western Europe because the North Sea, basically will offer not enough gas. Because of this we need a gas supply and most of it will come from Russia and for this we need the pipeline through the Baltic Sea. We have started building it because in Russia they are already building the pipeline on shore and now we’re dealing with the pipeline that is laid in the sea that will come through the sea. And as far as the culture is concerned we will deal with that very cautiously and very carefully. BASF always works in this way.

If there should be any question marks, it’s also in the interest of gas from everybody else to take care of the ecological things. I don’t think we should approach this issue from the ecological side because we will deal with the ecological question in a very responsible way.

Dr. Felix Gress: Now the next questions were from Mr. [Shutmoning], Mr. [Brusk] and then Mr. French table 23 is first.

Mr. French: Mr. Hambrecht I have 3 questions about the — for example the occasion about investment, how high will the Ludwigshafen investment be of the major projects, the major plants they’re playing for this year, then the R&D expansion, you said that this will have a bearing at Ludwigshafen too? Now what do you think — how many additional jobs will be created in F&D — in the R&D rather and are these the 5 areas that you mentioned and then a question about the capacity utilization of the plant and look things off and how did that develop?

Dr. Jurgen Hambrecht: Okay, I’ll answer the first 2 questions then Stefan Marcinowski will then answer the question about R&D. And first of all, the investment — now this year, in general terms rather, we’ve always said that we will invest in Ludwigshafen between 400 and 500 million directly and then the, our maintenance costs and research and development, all together, every year we spend 2 billion in measures that protect the future of this location, of this site. I mean you should really remember that I don’t know any company in Germany that spends so much on one site as BASF, I mean the whole community, the environment is also active in this and BASF is committed to Ludwigshafen and we will further develop Ludwigshafen and this also be contributed to by our investments. We’ll invest between 300 and 400 million. I’m not going to mention individual projects. I mean there are lots of small measures that make up this total so because of that it’s not worth going into the details.

Now this second, or rather the third — what was the third question? Oh, capacity utilization. Here we have perceived that this year the capacity utilization did not increase significantly over the last year and in some cases it actually decreased a little bit because as certain plants were shut down, on purpose, and sometimes we were forced to shut them down like for example the styrene plant, we really have to include these things in our considerations. I mean the net current assets, I mean we will receive questions about this. I think we can be proud of this. In the past year, the last year we developed those net current assets successfully and because of this we don’t not run certain plants at full steam in order to optimize our a net current assets. And now, Stefan Marcinowski

Dr. Stefan Marcinowski: Now as Ludwigshafen and [lindeberger] are whole we have 5000 employees working in the research and development and we announced that 80 of the additional 180 researchers that we need for our growth initiative will be employed to add Ludwigshafen and Lindeberger hope these are employees who will mainly work in the 5 new growth plasters but they also will help us with our agricultural products division and receive (inaudible)— asked a question about increase in efficiency and recession about and growth after increased efficiencies and we also influenced that like the miniaturization of plants or the automation of plants and the technical pilot plants and instead of doing an experiment often you can simulate things on the computer.

So the structures kind of shift and because of this in the area of the technical employees, we will see a reduction of jobs and because of this as to what we’ve said, that from now on over the next 2 or 3 years we will keep employment levels at the state, at the level of today and this includes the shifts that I just alluded to.

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Feb. 22. 2006 / 9:00AM, BF - Full Year 2005 BASF Earnings Conference Call

Dr. Felix Gress: Last question, Mr. [Burker] from [Ryan Shepass], table 19.

Mr. Burker: Very briefly, about billing chemicals, Degussa, you are talking to them, when do you think you will close that deal?

Dr. Jurgen Hambrecht: Soon, as soon as possible. But whether we’ll get a closing on that is something to be seen. Well, a closing that’s a key word. Thank you to everybody for their questions. Sorry to Mr. [Sigal] and Mr. [Nall] there was no time for your questions here but outside you can, outside you can ask your questions the place on the BSF team will answer your question.

If you want to be a world champion you have to like competition. You can be optimistic as far as BASF if concerned and I look forward to seeing you again at the annual meeting in May. Thank you very much for your attention and interest.

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